===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 5, 1997


                               MONSANTO COMPANY
                               ----------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                   DELAWARE
                                   --------
                           (STATE OF INCORPORATION)


             1-2516                                      43-0420020
             ------                                      ----------
          (COMMISSION                                  (IRS EMPLOYER
          FILE NUMBER)                             IDENTIFICATION NUMBER)



  800 NORTH LINDBERGH BOULEVARD, ST. LOUIS, MISSOURI                  63167
  --------------------------------------------------                  -----
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)


                                (314) 694-1000
                                --------------
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

===============================================================================

ITEM 5. OTHER EVENTS

    In December 1996, the Board of Directors (the "Board") of Monsanto
Company (the "Registrant") approved in principle a plan to spin off the Registrant's chemical operations to the holders of shares of common stock, par value $2.00 per share ("Monsanto Stock"), of the Registrant, by means of the distribution of all of the outstanding shares of common stock of a newly-formed, wholly-owned subsidiary of the Registrant (the "Spinoff"). Pursuant to this plan, following the Spinoff, the Registrant would operate its life sciences businesses, including agricultural products, nutrition and consumer products, and pharmaceuticals; and a newly-formed corporation would produce and market a range of high-performance chemical-based materials, including nylon and acrylic fibers and fiber intermediates, Saflex(R) plastic interlayer, phosphorus derivatives and specialty chemicals (the "chemicals business") previously produced and marketed by the Registrant. On June 1, 1997, the Registrant and its subsidiaries began to transfer the operating assets of the chemicals business to the newly-formed wholly-owned subsidiary, incorporated in Delaware and later named Solutia Inc. ("Solutia"), or the appropriate subsidiaries of Solutia.

    By unanimous consent effective August 12, 1997, the Board declared the distribution on September 1, 1997, to the holders of record on August 20, 1997 of Monsanto Stock, of one share of common stock of Solutia and one preferred share purchase right of Solutia for every five shares of Monsanto Stock, subject to the satisfaction of certain conditions, including approval by the stockholders of the Registrant. The Registrant's stockholders approved the Spinoff and certain related matters at a special meeting held on August 18, 1997 and the Spinoff became effective on September 1, 1997. As a result of the Spinoff, Solutia is now an independent publicly-owned company.

    As a result of shareowner approval of the Spinoff, Monsanto's financial statements have been restated to present the results of operations, cash flows and financial position of the chemicals business as discontinued operations. Discontinued operations also include certain other operations of the Registrant's chemicals business which have been sold, primarily the styrenics plastics business. Following is restated financial information for the year ended December 31, 1996, the quarterly period ended March 31, 1997, and the quarterly period ended June 30, 1997 for the Company.

                               TABLE OF CONTENTS

  PAGE
  ----
    3      Restated Financial Information for the Year Ended December 31, 1996

   42      Restated Financial Information for the Quarterly Period Ended March 31, 1997

   50      Restated Financial Information for the Quarterly Period Ended June 30, 1997

      Restated Financial Information for the Year Ended December 31, 1996

                         INDEPENDENT AUDITORS' REPORT

To the shareowners of Monsanto Company:

    We have audited the accompanying statement of consolidated financial position of Monsanto Company and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated income, shareowners' equity and cash flow for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Monsanto Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                       DELOITTE & TOUCHE LLP
                                                   -----------------------------
                                                       Deloitte & Touche LLP
                                                        St. Louis, Missouri

February 28, 1997
(September 1, 1997 as to the effects of the spinoff described in the note on pages 24 and 25.)

                         YEAR ENDED DECEMBER 31, 1996
                             FINANCIAL STATEMENTS

                       MONSANTO COMPANY AND SUBSIDIARIES

                       STATEMENT OF CONSOLIDATED INCOME
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                 1996        1995        1994
                                                                 ----        ----        ----
Net Sales...................................................    $6,348      $5,410      $4,679
Costs and expenses:
Cost of goods sold..........................................     2,684       2,357       2,006
Selling, general and administrative.........................     1,860       1,521       1,385
Technological...............................................       702         601         559
Amortization of intangible assets...........................       151         119          80
Restructuring expenses--net.................................       356         114           6
                                                                ------      ------      ------
Operating Income............................................       595         698         643
Interest expense............................................      (119)       (132)       (100)
Interest income.............................................        51          57          81
Other income (expense)--net.................................        26          22          12
                                                                ------      ------      ------
Income from Continuing Operations Before Income Taxes.......       553         645         636
Income taxes................................................       140         184         182
                                                                ------      ------      ------
Income from Continuing Operations...........................       413         461         454
Discontinued Operations:
Income (Loss) from Discontinued Operations..................       (28)        162         168
Gain on sale of styrenics plastics business.................                   116
                                                                ------      ------      ------
Income (Loss) from Discontinued Operations..................       (28)        278         168
                                                                ------      ------      ------
Net Income..................................................    $  385      $  739      $  622
                                                                ======      ======      ======
Earnings (Loss) per Share:
    Continuing Operations...................................    $ 0.69      $ 0.79      $ 0.78
    Discontinued Operations.................................     (0.05)       0.48        0.28
                                                                ------      ------      ------
Net Income..................................................    $ 0.64      $ 1.27      $ 1.06
                                                                ------      ------      ------


The above statement should be read in conjunction with pages 23-40.

                 REVIEW OF CONSOLIDATED RESULTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

MONSANTO ANNOUNCES THE FORMATION OF TWO SEPARATE COMPANIES;
1996 RESULTS ARE RECORD, EXCLUDING UNUSUAL CHARGES

    The year 1996 was one of transition for Monsanto Company, as the company's board of directors approved a plan to spin off the chemicals business. Following shareowner approval on August 18, 1997, the spinoff became effective September 1, 1997. As a result, two separate, publicly-traded companies were formed--a life sciences company that serves the agriculture, food and health care markets, and a chemical company that makes and markets an array of high-performance chemical-based products. This strategic decision was driven by the recognition that these businesses have different markets, products, research needs, investment needs, and plans for growth. Separating them into two independent companies will enhance their ability to focus on strategic initiatives and new business opportunities. It will also permit improved cost structures and operating efficiencies.

    As a result of shareowner approval of the spinoff, Monsanto's financial statements have been restated to present the results of operations, cash flows and financial position of the chemicals business as discontinued operations. Discontinued operations also include certain other operations of the company's chemicals business which have been sold, primarily the styrenics plastics business. See pages 24 and 25 in Notes to Financial Statements for further information about discontinued operations. The accompanying review relates to the continuing operations of Monsanto, unless otherwise indicated.

    Net income for 1996 totaled $385 million, or $0.64 per share, down 48 percent and 50 percent from last year's net income and earnings per share, respectively. Income from continuing operations totaled $413 million, or $0.69 per share, versus $461 million, or $0.79 per share, in 1995. In December 1996, the company recorded pretax restructuring charges associated with the closure or rationalization of certain facilities, asset write-offs, and work force reductions totaling $376 million ($257 million aftertax, or $0.43 per share). If the one-time charges were excluded, income from continuing operations for 1996 would have been $670 million, or $1.12 per share--both records.

    In 1996, the company continued its superior performance. Net sales for 1996 were $6.3 billion, up $938 million, or 17 percent from last year's record of $5.4 billion. The Agricultural Products and Pharmaceutical segments contributed significantly to the net sales increase. Increased sales for Agricultural Products were driven by higher worldwide sales volumes for the family of Roundup(R) herbicides. Higher Pharmaceutical sales were primarily attributed to continued strong sales performances of Ambien(R), a short-term treatment for insomnia, and Daypro(R) and Arthrotec(R) arthritis treatments. Sales from the women's health care product lines acquired in the third quarter of 1995 also contributed to the sales growth. The Nutrition and Consumer segment also contributed to the sales increase, principally because of higher sales volumes of NutraSweet(R) brand sweetener, the company's trademark aspartame product, lawn-and-garden products, tabletop sweeteners and biogum products.

EVENTS AFFECTING COMPARABILITY

    In December 1996, the board of directors approved the recording of pretax restructuring charges totaling $376 million ($257 million aftertax, or $0.43 per share) for the closure or rationalization of certain facilities, asset write-offs, and work force reductions. Approximately 1,600 positions are expected to be eliminated by these actions. These actions are expected to have a favorable effect on future net earnings and aftertax cash flows in the range of $75 million to $90 million annually.

    As part of the company's overall strategy to reduce costs and eliminate redundant functions, the board of directors approved a restructuring plan in December 1995. The pretax charge of $114 million ($78 million aftertax, or $0.13 per share) associated with this action was used to cover the costs of work force reductions, business consolidations, facility closures and the exit from nonstrategic businesses and facilities. The plan, which was substantially completed by the end of 1996, reduced worldwide employment by approximately 370 people.

    Other items that affected results in 1995 included the receipt in the first and third quarters of settlement payments from various insurers related to insurance litigation. Combined, these settlements totaled $4 million pretax ($2 million aftertax, or less than $0.01 per share). The company also recorded approximately $20 million in favorable pretax adjustments ($13 million aftertax, or $0.02 per share) under certain sales rebate programs in the United States for product sales made in prior years.

    Without the unusual events in 1996 and 1995, income from continuing operations would have been $670 million for 1996, compared with $524 million for the prior year, an increase of 28 percent. Earnings per share from continuing operations in 1996 would have been $1.12, a 24 percent increase from 1995 earnings per share.

NET SALES SET RECORD

    Net sales in 1996 were approximately $6.3 billion, 17 percent higher than sales in 1995. The Agricultural Products, Nutrition and Consumer, and Pharmaceuticals segments all contributed to the increase, primarily because of higher sales volumes. The effects of lower average selling prices, particularly for the Agricultural Products segment, partially offset the increase in net sales.

    Net sales for Agricultural Products in 1996 increased 20 percent from those in 1995, to a record $2.6 billion. This increase was primarily the result of higher worldwide sales volumes for the family of Roundup(R) herbicides. Most world areas posted solid sales volume gains in 1996. Continued increases in conservation tillage practices, favorable weather conditions in certain key markets, and an increase in planted acreage have driven the increased demand. Higher sales of Posilac(R) bovine somatotropin also contributed to the sales increase. Net sales for the Nutrition and Consumer segment increased, principally on the strength of higher sales volumes of NutraSweet(R) brand sweetener, tabletop sweeteners, biogum products, and lawn-and-garden products. The increase in Pharmaceuticals' net sales can be attributed to sales of key products, principally Ambien(R) a short-term treatment for insomnia, and Daypro(R) and Arthrotec(R) arthritis treatments. In addition, sales from the women's health care product lines acquired from Syntex in the third quarter of 1995 contributed to the sales growth. Lower sales for the family of Calan(R) calcium channel blockers partially offset the increase in net sales.

    Monsanto's net sales in markets outside the United States represented 45 percent of 1996 net sales, compared with 46 percent in 1995.

OPERATING RESULTS ADVERSELY AFFECTED BY RESTRUCTURING CHARGES AND UNUSUAL ITEMS

    Operating income in 1996 was $595 million, $103 million lower than operating income in 1995. If the net pretax restructuring charges and unusual items of $407 million and $90 million in 1996 and 1995, respectively, were excluded, operating income would have increased approximately $214 million, or 27 percent, in 1996. This significant increase in operating income was related principally to higher sales volumes and an improved gross profit. The increase in gross profit can be attributed primarily to an improved sales mix. Current-year operations reflect an increased percentage of higher-margin sales in Agricultural Products and Pharmaceuticals. The gross profit improvement was partially offset by higher selling, general and administrative expenses and increased technological expenses.

    If the aforementioned restructuring charges and unusual items in 1996 and 1995 were excluded, operating results in 1996 would have improved significantly from the prior year for the Agricultural Products, Nutrition and Consumer and Pharmaceuticals segments. In 1996, operating income for the Agricultural Products segment benefited from significantly higher worldwide sales volumes for Roundup(R) herbicide. In addition, higher sales of Posilac(R) bovine somatotropin also contributed to the operating income improvement. Operating income in 1996 improved for the Nutrition and Consumer segment, primarily because of the effect of higher sales volumes, combined with lower manufacturing costs. Excluding nonrecurring items, operating income for the Pharmaceuticals segment increased primarily due to higher sales volumes of key products, principally Ambien(R), a short-term treatment for insomnia, and Daypro(R) and Arthrotec(R) arthritis treatments. Sales from the women's health care product lines acquired from Syntex in the third quarter of last year also contributed to the increase.

    Selling, general and administrative expenses in 1996 increased due to higher sales and new product launches for Agricultural Products and Pharmaceuticals, higher costs associated with employee incentive programs, and increased spending on growth initiatives and other programs. Technological expenses were up because of higher research and development expenses in the Agricultural Products and Pharmaceuticals segments. Cost sharing payments from alliances partially offset this increase.

    If the effect of unusual charges is excluded, 1996 amortization of intangible assets would have increased significantly versus 1995, primarily because of the increase in intangible assets associated with current-year investments and acquisitions in biotechnology businesses. If one-time charges are excluded, "Other income (expense)--net" would have decreased, principally because of lower income from equity affiliates.

COST SAVINGS CONTINUE

    In prior years, Monsanto has taken steps to make worldwide operations more focused, productive and cost-effective. The effect of these actions benefited operating income in excess of $300 million in 1996. These savings are in line with original expectations, and are expected to continue. Business redesign and other productivity efforts have yielded significant benefits as well. These initiatives will continue as the company responds to increased global competition and higher customer expectations.

COMMITMENT TO NEW PRODUCT DEVELOPMENT CONTINUES

    New product development and commercialization continue to be strategic priorities for Monsanto. Recent successes from these efforts include five agricultural products that were launched in 1996. These products are Roundup(R) Ultra herbicide, Roundup Ready(R) soybeans, Roundup Ready(R) canola, NewLeaf(R) insect-protected potatoes and Bollgard(R) insect-protected cotton. Monsanto's research and development (R&D) expenditures were $647 million in 1996, or 10 percent of net sales, a level that reflects management's strong long-term commitment to R&D. The discovery and development of pharmaceutical and agricultural products continue to be the goals of most of these expenditures. Significant R&D efforts in existing product technologies and new product applications also continue across all business groups. Additionally, Monsanto's research program includes new technologies and proprietary information obtained through licensing and strategic acquisitions. As a result, Monsanto has many potential products in the R&D pipeline. Several of them should be commercialized in the next few years.

PRIOR YEAR REVIEW

    Monsanto's operating results in 1995 were substantially higher than those in 1994. The Agricultural Products segment contributed significantly to the company's strong operating performance, as worldwide sales volumes of Roundup(R) herbicide continued to grow. Sales volumes and operating income for acetanilides, such as Harness(R) herbicide, were stronger in 1995. Operating income for the Nutrition and Consumer segment declined in 1995, primarily because of restructuring charges. Excluding unusual items, operating results for the Nutrition and Consumer segment, which included 10 months of operations from the acquired Kelco business, decreased 10 percent due to declining U.S. sales of aspartame and lower lawn-and-garden sales. The Pharmaceuticals segment's operating performance more than doubled from operating income in 1994, primarily because of higher sales volumes of key growth products and higher income from alliances. Monsanto's net income for 1995 was $739 million, or $1.27 per share, compared with income of $622 million, or $1.06 per share, in 1994. Income from continuing operations in 1995 totaled $461 million, or $0.79 per share, versus income from continuing operations of $454 million, or $0.78 per share, in the prior year. Both years' results, however, were affected by unusual events.

    In 1995, the company recognized an aftertax restructuring charge of $78 million, or $0.13 per share. Other items that affected results in 1995 included the receipt of settlement payments from various insurers related to insurance litigation. The combined effect of these settlements totaled $2 million aftertax, or less than $0.01 per share. The company also recorded approximately $13 million, or $0.02 per share, in favorable aftertax adjustments under certain sales rebate programs in the United States for product sales made in prior years.

    In December 1994, Monsanto recognized a net restructuring charge of $1 million aftertax, or less than $0.01 per share. The company also settled certain tax matters related to the 1985 acquisition of Searle with the Internal Revenue Service and recognized an aftertax gain of $21 million, or $0.04 per share, in interest on the settlement.

    Net sales in 1995 were $5.4 billion, 16 percent higher than those in 1994. The increase came primarily from the continued strong performances by the Agricultural Products and Pharmaceuticals segments, and higher Nutrition and Consumer net sales primarily due to the inclusion of 10 months of net sales from the acquired Kelco business.

    Net sales for Agricultural Products in 1995 increased 17 percent from those in 1994, to $2.1 billion, primarily because of a significant increase in worldwide sales volumes for Roundup(R) herbicide. Worldwide demand continued to be strong for this family of glyphosate-based herbicides because of continued global expansion of conservation tillage techniques, effective pricing and new end-use strategies. Sales of acetanilide products, such as Harness(R) herbicide, also contributed to the increase in net sales. Net sales for the Nutrition and Consumer segment, exclusive of the sales of the acquired Kelco business, declined, primarily because of lower average selling prices for aspartame and lower sales of lawn-and-garden products. The increase in Pharmaceuticals' net sales can be attributed to sales of key growth products, principally Daypro(R) and Arthrotec(R) arthritis treatments, and Ambien(R), a short-term treatment for insomnia. Lower sales for the family of Calan(R) calcium channel blockers partially offset the growth in net sales.

    Operating income of $698 million in 1995 increased by $55 million from operating income in 1994. If the net pretax restructuring and unusual items of $90 million and $6 million in 1995 and 1994, respectively, were excluded, operating income would have increased by approximately $139 million, or 21 percent, in 1995. This significant increase in operating income was principally related to higher sales volumes and better pricing, partially offset by higher marketing and technological expenses overall.

    If the aforementioned restructuring charges and unusual items in 1995 and 1994 were excluded, operating results would have improved significantly for the Agricultural Products and Pharmaceuticals segments. Operating income for the Agricultural Products segment in 1995 benefited from significantly higher worldwide sales volumes for Roundup(R) herbicide. Strong sales volumes of acetanilide products also contributed to the increase in operating income. If restructuring charges and unusual items in 1995 and 1994 were excluded, the Pharmaceuticals segment would have more than tripled its operating income, principally through the success of key growth products and higher income from alliances. Net of restructuring and unusual items, operating income in 1995 declined for the Nutrition and Consumer segment, primarily because of lower aspartame and lawn-and-garden sales and higher operating expenses partially offset by the addition of Kelco income and the benefit of higher sales of tabletop sweetener products.

    Selling, general and administrative expenses and technological expenses increased in 1995, principally because of higher marketing expenses used to support higher sales, and inclusion of 10 months of operating expenses from the acquired Kelco business. Amortization of intangible assets increased, primarily because of the increase in intangible assets associated with the Kelco and pharmaceutical product line acquisitions. Interest expense increased in 1995, primarily because of higher short-term debt levels related to the acquisition of Kelco. Interest income was higher in 1994, primarily because of the inclusion of the aforementioned settlement with the Internal Revenue Service.

    Although inflation is relatively low in most of Monsanto's major markets, it continues to affect operating results. To mitigate the effect of inflation, Monsanto has implemented measures to control costs, to improve productivity, to manage new fixed and working capital, and to raise selling prices when government regulations and competitive conditions permit. In addition, the current costs of replacing certain assets are estimated to be greater than their historical costs presented in the financial statements. Accordingly, the depreciation expense reported in the Statement of Consolidated Income would be greater if the expense were stated on a current-cost basis.

                                 SEGMENT DATA

                                                 NET SALES
                                                 ---------
                                        1996        1995        1994
                                        ----        ----        ----
Agricultural Products..............    $2,555      $2,134      $1,819

Nutrition & Consumer...............     1,581       1,371       1,188

Pharmaceuticals....................     1,995       1,711       1,520

Corporate & Other..................       217         194         152
                                       ------      ------      ------
Total..............................    $6,348      $5,410      $4,679
                                       ------      ------      ------

                                               OPERATING                     DEPRECIATION
                                           INCOME (LOSS)<F1>               AND AMORTIZATION
                                           -----------------               ----------------
                                       1996       1995       1994      1996      1995      1994
                                       ----       ----       ----      ----      ----      ----
Agricultural Products..............    $ 520      $ 478      $386      $153      $142      $135

Nutrition & Consumer...............      193        186       272       125       119        54

Pharmaceuticals....................       79        132        58       130       127       110

Corporate & Other..................     (197)       (98)      (73)       15        17        13
                                       -----      -----      ----      ----      ----      ----
Total..............................    $ 595      $ 698      $643      $423      $405      $312
                                       -----      -----      ----      ----      ----      ----

                                                                                     CAPITAL
                                                 TOTAL ASSETS                      EXPENDITURES
                                                 ------------                      ------------
                                        1996         1995         1994       1996      1995      1994
                                        ----         ----         ----       ----      ----      ----
Agricultural Products..............    $ 3,007      $ 2,329      $2,245      $280      $135      $ 98

Nutrition & Consumer...............      2,635        2,653       1,486        98        72        35

Pharmaceuticals....................      2,391        2,619       2,144        89        78        60

Corporate & Other..................        581          375         326        33        16         9

Discontinued Operations............      2,623        2,755       2,902
                                       -------      -------      ------      ----      ----      ----
Total..............................    $11,237      $10,731      $9,103      $500      $301      $202
                                       -------      -------      ------      ----      ----      ----

<F1> Operating income was affected by the 1996, 1995 and 1994 restructurings and other unusual items as follows:

                                           INCOME (EXPENSE)
                                                SEGMENT
                                           ----------------
                                       1996       1995      1994
                                       ----       ----      ----

Agricultural Products..............    $(106)     $(17)     $(16)

Nutrition & Consumer...............     (103)      (66)       (7)

Pharmaceuticals....................     (125)        7        20

Corporate & Other..................      (73)      (14)       (3)
                                       -----      ----      ----
Total..............................    $(407)     $(90)     $ (6)
                                       -----      ----      ----

    In 1997, the Nutrition and Consumer segment replaced the Food Ingredients segment; the lawn and garden business was transferred from Agricultural Products to Nutrition and Consumer; several small businesses were transferred from Nutrition and Consumer to Corporate and Other; and various businesses were transferred to and from the Chemicals segment which was spun off September 1, 1997 (see pages 24 and 25 in Notes to Financial Statements for additional information about the spinoff). Segment information for 1996, 1995 and 1994 has been reclassified to conform to the current presentation.

    Sales between segments were not significant. Certain corporate expenses, primarily those related to the overall management of Monsanto, were not allocated to the segments or geographic areas. Corporate assets are primarily investments in affiliates and a portion of the cash balance.

    The principal factors that accounted for the segments' performances in 1996 and 1995, along with the factors that are expected to affect operating results in the near term, are described on the following pages.

AGRICULTURAL PRODUCTS

    The Agricultural Products segment is a leading worldwide developer, producer and marketer of crop protection products. This group also develops and markets products enhanced by biotechnology. These products improve the efficiency of food production and preserve environmental quality for agricultural, industrial and turf uses. More than half of the unit's herbicide net sales are made outside the United States. Weather conditions in agricultural markets worldwide affect sales volumes.

    Net sales for the Agricultural Products segment increased to a record $2.6 billion in 1996, 20 percent higher than sales in 1995. This increase is primarily the result of higher worldwide sales volumes for the family of Roundup(R) herbicides. Most world areas posted solid sales volume gains in 1996.

    The increased demand can be attributed to continued increases in conservation tillage practices, favorable weather conditions in key markets and an increase in planted acreage. Selling price reductions, principally in markets outside the United States, made Roundup(R) cost effective for weed control in a broader range of crop and industrial uses. The effect of generic competition, especially in certain foreign markets, dampened selling prices modestly. However, the effect of increased sales volumes on operating income exceeded the effect of lower selling prices. Higher sales volumes of Harness(R) herbicide also contributed to the 1996 sales increase. Net sales in 1996 benefited from higher sales of Posilac(R) bovine somatotropin (BST). In addition, successful introductions of new products such as Roundup(R) Ultra herbicide, Roundup Ready(R) soybeans and Bollgard(R) insect-protected cotton helped fuel sales growth.

    Operating income increased from last year's level by 9 percent. However, operating income was affected by unusual items in both 1996 and 1995. In 1996, the unusual items included $106 million in charges for restructuring and other actions, principally related to the cost of work force reductions. In 1995, unusual items included $17 million in restructuring charges and other actions for facility closures and the cost of work force reductions. If unusual items in 1996 and 1995 were excluded, 1996 operating income for Agricultural Products would have increased $131 million, or 26 percent.

    In addition to the effect of sales volume increases, operating income in 1996 benefited from lower manufacturing costs. The effects of higher sales volumes and lower manufacturing costs were partially offset by higher marketing expenses that supported new product introductions and by higher research and development spending for biotechnology projects.

PRIOR YEAR REVIEW

    Net sales for Agricultural Products in 1995 were 17 percent higher than net sales in 1994. Operating income increased 24 percent from 1994. The increase in operating income was affected by unusual items in both 1995 and 1994. The unusual items included in 1995 operating income were $17 million in restructuring charges and other actions, principally related to facility closures and the cost of work force reductions. Operating income in 1994 included $30 million in restructuring charges for employment reductions and costs to terminate a program. The 1994 charges were partially offset by $14 million in reversals of prior-year restructuring reserves, primarily for higher-than-anticipated proceeds from the sale of the pyridine research program. If the unusual items in 1995 and 1994 were excluded, 1995 operating income for Agricultural Products would have increased $93 million, or 23 percent.

    The increase in net sales was driven by significantly higher sales volumes of Roundup(R) herbicide. Demand for the family of Roundup(R) glyphosate-based products continued to be strong worldwide. It was attributed to further increases in the use of conservation tillage practices, effective pricing, and new end-use strategies. Selling price reductions, principally in markets outside the United States, made Roundup(R) cost effective for weed control in a broader range of crop and industrial uses. The effect of generic competition, principally in certain foreign markets, dampened selling prices modestly. However, the effect of increased sales volumes on operating income exceeded the effect of lower selling prices.

    Net sales in 1995 also benefited from higher sales of Posilac(R) bovine somatotropin and Harness(R) herbicide. Net sales of Harness(R) increased significantly from those in 1994, primarily because of higher volumes.

    Operating income in 1995 also benefited from lower manufacturing costs. Higher marketing expenses used to support the base business and new-product introductions partially offset the increase in operating income.

AGRICULTURAL PRODUCTS OUTLOOK (AS OF DECEMBER 31, 1996)

    Roundup(R) and other glyphosate-based herbicides face competition from generic producers in certain markets outside the United States. Patents protecting Roundup(R) in various countries expired in 1991, while compound per se patent protection for the active ingredient in Roundup(R) herbicide continues in the United States through the year 2000. Management expects the recent technological breakthroughs in manufacturing processes and formulation advancements, as well as rapidly expanding capacity to produce Roundup(R), to improve Monsanto's cost position and to help maintain its leadership position. New value-added formulations of Roundup(R), such as Roundup(R) Ultra and Roundup(R) Pro in the United States, and Roundup(R) Bioforce and Roundup(R) Geoforce in Europe and Australia, have been successfully introduced. Significant growth potential for Roundup(R) remains in conservation tillage applications worldwide, and the recent introduction of crops tolerant of Roundup(R) opens up major new growth opportunities.

    Four biotechnology-related plant sciences products--Roundup Ready(R) soybeans and canola, and cotton and potatoes protected from certain insects--were introduced on a limited basis in 1996. These products were developed either by Monsanto or in partnership with biotechnology and seed production companies. Market acceptance has been strong and volumes for each of these products are expected to increase in 1997. Roundup Ready(R) cotton and YieldGard(R) insect-protected corn products will be launched in 1997. It is expected that a significant number of new herbicides and biotechnology-related products currently in the research and development pipeline will be commercialized worldwide in the next few years. Monsanto is addressing issues of consumer acceptance for some of these products, particularly in Europe, and is involved in patent disputes with several parties.

    Posilac(R) bovine somatotropin (BST) experienced significant sales growth in 1996. The year also marked the completion of a two-year, post-approval monitoring program for Posilac(R), which resulted in a solid reaffirmation from the U. S. Food and Drug Administration of the product's safety as a dairy production enhancement tool.

    As discussed in the Notes to Financial Statements on page 25, Monsanto reached separate agreements to acquire Holden's Foundation Seeds Inc., Corn States Hybrid Service Inc. and Corn States International S.a.r.l. These acquisitions are expected to close in 1997. In addition, the company acquired the Asgrow Agronomics seed business from Empresas La Moderna S. A. in February 1997. It is anticipated that one-time charges associated with acquired research will be recorded in conjunction with these acquisitions.

NUTRITION AND CONSUMER

    The Nutrition and Consumer segment manufactures and markets sweeteners, including NutraSweet(R) brand sweetener and Equal(R) and Canderel(R) tabletop sweeteners, alginates, biogums and other food ingredients. It also develops, produces and markets lawn-and-garden products.

    In 1996, net sales for Nutrition and Consumer increased 15 percent from the prior year's net sales. Results in 1996 include a full year of sales from the Kelco business that was acquired in February 1995. The sales increase was primarily the result of higher sales of NutraSweet(R) brand sweetener, the company's trademark aspartame product, and higher sales volumes of tabletop sweeteners. Higher sales of tabletop sweeteners were driven by increased spending on advertising and promotion. The majority of the volume increment for tabletop sweeteners came from international markets. Higher sales volumes of biogum products and increased sales of lawn-and-garden products also contributed to the sales increase.

    Operating income for 1996 increased from the previous year's level by 4 percent primarily due to higher sales and lower manufacturing costs. The effect of higher sales and lower manufacturing costs was partially offset by higher advertising and promotion costs for tabletop sweeteners, higher administrative expenses associated with growth initiatives, and other costs. In addition, certain unusual items affected earnings in both years. In 1996, operating income included restructuring charges of $103 million, principally for the cost of work force reductions and facility rationalizations. Operating income in 1995 was reduced by $66 million in restructuring charges, primarily to exit a production facility and to effect work force reductions. If these unusual items were excluded, operating results for Nutrition and Consumer would have increased 17 percent.

PRIOR YEAR REVIEW

    In 1995, Nutrition and Consumer net sales were up $183 million, or 15 percent, from sales in 1994. Results in 1995 included sales from the acquired Kelco business. Without these sales, net sales for Nutrition and Consumer would have declined from those in 1994, primarily because of lower average selling prices for aspartame and lower net sales of lawn-and-garden products. The decline in lawn-and-garden sales was caused by unfavorable weather conditions in the western United States, which is a large consumer market for garden products. In addition, distribution changes designed to move product sales closer to the time of consumer demand effectively moved sales from 1995 to 1996. Sales of tabletop sweeteners increased, primarily because of higher sales volumes. A large portion of the increased sales volumes came from international markets that the Nutrition and Consumer segment aggressively pursued. Lower sales of NutraSweet(R) brand sweetener, the company's trademark aspartame product, essentially offset this increase. Despite an increase in unit sales volumes for aspartame, the effects of lower average pricing more than offset the volume increases. Kelco sales benefited from strong sales of biogum products.

    Operating income declined significantly from 1994's results. Certain unusual items affected earnings in both years. In 1995, operating income included restructuring and other charges of $66 million, principally for costs to exit a production facility and for work force reductions. Operating income in 1994 was reduced by $7 million in restructuring charges for work force reductions. If these unusual items were excluded, operating income for Nutrition and Consumer would have decreased 10 percent from 1994. Operating income in 1995 benefited from additional Kelco income, higher sales of tabletop sweeteners, and manufacturing efficiencies. However, these positive effects were more than offset by lower aspartame and lawn-and-garden sales and higher operating expenses versus 1994.

NUTRITION AND CONSUMER OUTLOOK (AS OF DECEMBER 31, 1996)

    Competition from generic aspartame producers has lowered selling prices for NutraSweet(R) brand sweetener. However, the worldwide market share for this product has been maintained because of several competitive advantages, including a low cost position and superior quality and customer service.

    Other new sweeteners also compete with NutraSweet(R) in markets outside the United States. These sweeteners are now being reviewed by the U.S. Food and Drug Administration (FDA), and their possible approval could negatively affect future sales, operating income and cash flow.

    International markets offer the greatest growth potential, particularly for tabletop sweeteners. The company is developing next-generation, high-intensity sweeteners and expects to file a food additive petition with the FDA near the end of this decade.

    The Kelco lines of alginates and biogums hold strong positions in their Nutrition and Consumer markets. While there has been some increased competition for biogums in certain industrial applications, the effect has not been significant. Seaweed is the raw material for alginates, and, because the worldwide supply is tight, its sourcing continues to be an area of focus.

PHARMACEUTICALS

    The Pharmaceuticals segment reflects the operations of Searle. Searle develops, produces and markets prescription pharmaceuticals. Its products include medications to relieve the symptoms of arthritis, to control high blood pressure, to relieve insomnia, to prevent the formation of ulcers, to treat certain infections, and to provide better women's health care.

    Net sales for the Pharmaceuticals segment in 1996 increased 17 percent over 1995 to a record $2 billion. The sales growth was fueled by higher sales volumes, led by strong performances from Daypro(R) and Arthrotec(R) arthritis treatments and Ambien(R), a short-term treatment for insomnia. In 1996, sales of these products increased 39 percent from sales in the prior year. In total, these key products contributed approximately $660 million to 1996 net sales. Sales and earnings growth also benefited from the women's health care product lines acquired from Syntex in September 1995. The 1996 net sales increase for Pharmaceuticals was partially offset by lower sales for the family of Calan(R) calcium channel blockers. Sales in 1995 included the effect of approximately $20 million in favorable adjustments under certain sales rebate programs in the United States for product sold in prior years.

    Operating income for Pharmaceuticals decreased from the 1995 results by 40 percent. However, operating results in 1996 and 1995 were affected by unusual items. Operating income in 1996 includes $125 million in restructuring and other actions, principally related to the cost of work force reductions and facility rationalizations. Operating income in 1995 included a $13 million charge for restructuring, principally related to work force reductions and other actions. Operating results in 1995 also reflected the aforementioned $20 million in favorable sales adjustments. If the effect of these unusual items was excluded, operating income would have been $204 million in 1996 and $125 million in 1995. The significant improvement in operating income in 1996 was primarily the result of higher sales volumes. Increased expenditures for marketing and product development costs were offset, in part, by higher cost-sharing payments from alliances and licensing agreements.

    Searle's investment in research and development (R&D) continues to be significant. R&D expenditures, before cost-sharing payments from alliances, were 22 percent and 21 percent of the segment's net sales in 1996 and 1995, respectively. Future R&D spending is also expected to be significant. Searle will continue to seek R&D collaborations. Such agreements should allow Searle to share development costs, accelerate product development and enhance market penetration. This investment reflects the segment's commitment to securing a continuing stream of new products.

PRIOR YEAR REVIEW

    Net sales for the Pharmaceuticals segment in 1995 were $1.7 billion, or 13 percent higher than net sales in 1994. This strong increase was driven by higher sales volumes, principally from key products, such as Daypro(R) and Arthrotec(R) arthritis treatments, and Ambien(R), a short-term treatment for insomnia. Each of these products had double-digit increases in net sales vs. those in 1994. In total, these key products contributed approximately $500 million to 1995 net sales. Sales and earnings growth also benefited from the women's health care product line acquired from Syntex. In addition, the 1995 sales increase reflects the effect of approximately $20 million in favorable adjustments under certain sales rebate programs in the United States for product sales made in prior years. The 1995 net sales increase for Pharmaceuticals was partially offset by lower sales for the family of Calan(R) calcium channel blockers.

    Operating income in 1995 for Pharmaceuticals more than doubled from the 1994 amounts. Operating results in 1995 and 1994 were affected by unusual items. Operating income in 1995 included a $13 million charge for restructuring, principally related to work force reductions, and other actions. Operating results in 1995 also reflected the aforementioned $20 million in favorable sales adjustments. Pharmaceuticals' operating income in 1994 included $15 million in restructuring charges, primarily for work force reductions, and a $35 million gain from the reversal of prior year restructuring reserves. The reversal of the reserves was primarily caused by higher-than-anticipated proceeds and lower-than-expected exit costs related to certain divested facilities. If the effect of these unusual items was excluded, operating income would have been $125 million in 1995 and $38 million in 1994. The significant improvement in operating income came primarily from higher sales of key growth products. Higher income from cost-sharing alliances also benefited operating results in 1995. The increase in operating income was partially offset by higher marketing expenditures incurred to support the sales growth in key products.

PHARMACEUTICALS OUTLOOK (AS OF DECEMBER 31, 1996)

    Ambien(R), a short-term treatment for insomnia, continues as the leader in the hypnotic market. Direct-to-patient promotion should continue to build growth in this high potential market. Ambien(R) is licensed to a joint venture of which Searle is a general partner. The joint venture partner has the right to purchase all or part of Searle's interest in the venture beginning in December 1999.

    Sales of Daypro(R), Searle's leading treatment for arthritis, should also continue to grow. In addition, the exclusivity of Daypro(R) was extended for two years, through late 1999. Arthrotec(R) arthritis treatment was launched in Italy and several other markets in Europe and Asia during 1996. A new drug application for Arthrotec(R) is also pending with the U.S. Food and Drug Administration (FDA).

    Covera-HS(R), Searle's new verapamil product, was introduced in the United States in 1996. This product is designed to provide peak protection from hypertension and angina at the time of day when patients are most vulnerable to rises in blood pressure and heart rate, which differentiates it from other calcium channel blockers and anti-hypertensive drugs. Canadian approval is expected for Covera-HS(R) in 1997, and registration submissions in 25 other countries are under way.

    In the United States, generic competition and continuing controversy following the results of a study about the use of calcium channel blockers may continue to negatively affect the sales of all calcium channel blockers, including Searle's Calan(R) and Covera-HS(R).

    Searle has a number of compounds in various stages of development. Drugs being developed for the treatment of cardiovascular conditions include xemilofiban and orbofiban, anti-platelet agents to inhibit the clotting of blood vessels; tissue factor pathway inhibitor (TFPI) to treat sepsis; and eplerenone to treat congestive heart failure, hypertension and the complications of kidney disease. Searle's participation in the arthritis market potentially could increase with the development of Xopane(R), a fast-acting formulation of Daypro(R); Condrotec(R), which combines an ulcer preventive drug with an anti-inflammatory drug; and celecoxib inhibitors, products that selectively treat arthritis and pain without gastrointestinal side effects. Also in development are three adjunctive therapies for the oncology market. These compounds--daniplestim, myelopoietin and promegapoietin--are being developed to stimulate the replenishment of white blood cells and platelets in chemotherapy patients.

CORPORATE AND OTHER

    The Corporate and Other segment is comprised of various smaller businesses, primarily the Sustainability and High Performance Materials sectors, and certain corporate items which are not allocated to the segments. The operating loss for the Corporate and Other segment increased $99 million from 1995 to 1996, and increased $25 million from 1994 to 1995 primarily due to increased spending on growth initiatives and higher restructuring charges. Excluding restructuring charges, corporate unallocated expenses rose slightly in 1996 versus 1995, and declined slightly in 1995 compared to 1994.

                                GEOGRAPHIC DATA

                                         NET SALES TO UNAFFILIATED             OPERATING INCOME
                                                 CUSTOMERS                        (LOSS)<F1>
                                         -------------------------             ----------------
                                        1996        1995        1994       1996       1995      1994
                                        ----        ----        ----       ----       ----      ----
United States......................    $3,648      $3,127      $2,841      $ 420      $485      $317

Europe-Africa......................     1,345       1,210         978        156       173       261

Asia-Pacific.......................       569         507         390         59        63        40

Canada.............................       271         219         176         20        15        30

Latin America......................       515         347         294         60        57        58

Interarea Eliminations.............                                          (27)      (32)        5

Corporate..........................                                          (93)      (63)      (68)
                                       ------      ------      ------      -----      ----      ----
Total..............................    $6,348      $5,410      $4,679      $ 595      $698      $643
                                       ------      ------      ------      -----      ----      ----


                                                  TOTAL ASSETS
                                                  ------------
                                         1996         1995         1994
                                         ----         ----         ----
United States......................     $ 6,537      $ 5,810      $4,330

Europe-Africa......................       1,562        1,523       1,255

Asia-Pacific.......................         606          662         481

Canada.............................         121          115          80

Latin America......................         598          294         206

Interarea Eliminations.............      (1,127)        (648)       (349)

Corporate..........................         317          219         198

Discontinued Operations............       2,623        2,756       2,902
                                        -------      -------      ------
Total..............................     $11,237      $10,731      $9,103
                                        -------      -------      ------

    The data above are prepared on an "entity basis," which means that net sales, operating income and assets of each legal entity are assigned to the geographic area where that legal entity is located. For example, a sale from the United States to Latin America is reported as a U.S. export sale. Interarea sales, which are sales between Monsanto locations in different world areas, were made on a market price basis.

    Interarea sales have been excluded from the above table and were:

                                      1996          1995       1994
                                      ----          ----       ----
World area shipped from:

    United States..................  $   764        $ 660      $ 474

    Europe-Africa..................      225          236        149

    Asia-Pacific...................       23           15

    Canada.........................       13           10          4

    Interarea Eliminations.........   (1,025)        (921)      (627)
                                     -------        -----      -----
Total..............................  $    --        $  --      $  --
                                     -------        -----      -----

    The operating income reported for the individual geographic areas does not include the full profitability generated by sales of Monsanto products imported from other locations, principally from the United States. Direct export sales from the United States to third-party customers outside the United States were $177 million for 1996, $185 million for 1995, and $97 million for 1994.

[FN]
<F1> Geographic area operating income was affected by the 1996, 1995 and 1994 restructurings and other unusual items as follows:

                                                INCOME (EXPENSE)
                                                ----------------
                                         1996         1995          1994
                                         ----         ----          ----

United States......................      $(251)       $(54)         $(55)

Europe-Africa......................        (94)         (4)           54

Asia-Pacific.......................        (19)        (16)           (9)

Canada.............................        (10)        (13)            2

Latin America......................         (9)                        6

Corporate..........................        (24)         (3)           (4)
                                         -----        ----          ----
Total..............................      $(407)       $(90)         $ (6)
                                         -----        ----          ----

                       MONSANTO COMPANY AND SUBSIDIARIES

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                                       AS OF DECEMBER 31,
                                                                                     ----------------------
                                                                                     1996              1995
                                                                                     ----              ----
                                                   ASSETS

Current Assets:
    Cash and cash equivalents...................................................    $   166           $   297
    Trade receivables, net of allowances of $47 in 1996 and $51 in 1995.........      1,515             1,161
    Miscellaneous receivables and prepaid expenses..............................        286               465
    Deferred income tax benefit.................................................        282               321
    Inventories.................................................................      1,183             1,064
    Chemicals Discontinued Operations...........................................        908               997
                                                                                    -------           -------
        Total Current Assets....................................................      4,340             4,305
                                                                                    -------           -------
Property, Plant and Equipment:
    Land........................................................................        118               103
    Buildings...................................................................        848               861
    Machinery and equipment.....................................................      3,162             2,896
    Construction in progress....................................................        300               251
                                                                                    -------           -------
    Total property, plant and equipment.........................................      4,428             4,111
    Less accumulated depreciation...............................................      2,333             2,218
                                                                                    -------           -------
        Net Property, Plant and Equipment.......................................      2,095             1,893
                                                                                    -------           -------
Investments in Affiliates.......................................................        257                98
Intangible Assets, net of accumulated amortization of
  $808 in 1996 and $638 in 1995.................................................      2,166             1,965
Other Assets....................................................................        664               711
Non-current Assets--Chemicals Discontinued Operations...........................      1,715             1,759
                                                                                    -------           -------
Total Assets....................................................................    $11,237           $10,731
                                                                                    -------           -------

The above statement should be read in conjunction with pages 23-40.

                       MONSANTO COMPANY AND SUBSIDIARIES

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                                       AS OF DECEMBER 31,
                                                                                     ----------------------
                                                                                     1996              1995
                                                                                     ----              ----
                                     LIABILITIES AND SHAREOWNERS' EQUITY

Current Liabilities:
    Accounts payable............................................................    $   479           $   379
    Wages and benefits..........................................................        456               120
    Restructuring reserves......................................................        247               232
    Miscellaneous accruals......................................................        728               912
    Short-term debt.............................................................        654               365
    Chemicals Discontinued Operations...........................................        837               804
                                                                                    -------           -------
        Total Current Liabilities...............................................      3,401             2,812
                                                                                    -------           -------
Long-Term Debt..................................................................      1,608             1,667
Deferred Income Taxes...........................................................        102               200
Postretirement Liabilities......................................................        594               538
Other Liabilities...............................................................        509               480
Non-current Liabilities--Chemicals Discontinued Operations......................      1,333             1,302
Shareowners' Equity:
    Common stock (authorized: 850,000,000 shares, par value $2)
        Issued: 821,970,970 shares in 1996 and 164,394,194 in 1995..............      1,644               329
        Additional contributed capital..........................................         65               902
        Treasury stock, at cost (237,594,831 shares in 1996
          and 48,923,899 shares in 1995)........................................     (2,661)           (2,550)
    Reserve for ESOP debt retirement<F1>........................................       (174)             (181)
    Unrealized investment holding gain..........................................         11                34
    Accumulated currency adjustment.............................................         10               101
    Reinvested earnings.........................................................      4,795             5,097
                                                                                    -------           -------
            Total Shareowners' Equity...........................................      3,690             3,732
                                                                                    -------           -------
Total Liabilities and Shareowners' Equity.......................................    $11,237           $10,731
                                                                                    -------           -------

The above statement should be read in conjunction with pages 23-40.

<F1> ESOP stands for Employee Stock Ownership Plan.

                    REVIEW OF CHANGES IN FINANCIAL POSITION

FINANCIAL POSITION REMAINS STRONG

    Monsanto's financial position remained strong in 1996, as evidenced by the company's "A" debt rating. Financial resources were adequate to support existing businesses and to fund new business opportunities.

    At the end of 1996, working capital (including discontinued operations) was $554 million lower than working capital at the end of 1995. Trade receivables at year-end 1996 increased compared with those at the prior year-end, primarily because of higher sales levels for the Agricultural Products and the Pharmaceuticals segments. In addition, the increase in receivables can be attributed to sales and marketing program changes in these segments. Inventories at year-end 1996 increased, primarily because of higher inventories in the Agricultural Products segment. These increases were more than offset by lower cash and cash equivalent balances, higher accrued liabilities, and higher short-term debt levels.

    The amount of net property, plant and equipment was higher than the amount at the end of 1995, as $500 million in capital additions and the effects of acquisitions exceeded 1996 depreciation expense and divestitures.

    Total deferred tax benefits, both current and noncurrent, of $312 million at year-end 1996 are primarily related to U.S. operations, which generally have a strong earnings history.

    As discussed in the Notes to Financial Statements, the increase in "Investments in Affiliates" was principally the result of the equity position taken in DeKalb Genetics Corp. and the increase in "Intangible Assets" was primarily attributable to the acquisition of the plant-biotechnology assets of Agracetus.

    As further discussed in the Notes to Financial Statements, in January 1997 the company announced agreements to acquire Holden's Foundation Seeds Inc., Corn States Hybrid Service Inc. and Corn States International S.a.r.l. The total cost of these acquisitions will be up to $1.02 billion, and they are expected to close in 1997. The company also acquired the Asgrow Agronomics seed business from Empresas La Moderna S.A., for $240 million in February 1997. These acquisitions will be financed initially with the proceeds of commercial paper borrowings. These investments are expected to have a dilutive effect on net income in 1997.

    Monsanto uses financial markets worldwide for its financing needs. It has available various short- and medium-term bank credit facilities, which are discussed in the Notes to Financial Statements on pages 30-31. These credit facilities give Monsanto the financing flexibility to take advantage of investment opportunities that may arise and to satisfy future funding requirements. To maintain adequate financial flexibility and access to debt markets worldwide, Monsanto management intends to maintain an "A" debt rating.

    Monsanto's commitments and contingencies are described in the Notes to Financial Statements beginning on page 38.

                       MONSANTO COMPANY AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOW
                             (DOLLARS IN MILLIONS)

                                                                                     1996         1995         1994
                                                                                     ----         ----         ----
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
Income from continuing operations...............................................    $   413      $   461      $  454
Add income taxes--continuing operations.........................................        140          184         182
                                                                                    -------      -------      ------
Income from continuing operations before income taxes...........................        553          645         636
Adjustments to reconcile to Cash Provided by Continuing Operations:
    Income tax payments.........................................................       (308)        (335)       (196)
    Items that did not use cash:
        Depreciation and amortization...........................................        423          405         312
        Restructuring expenses--net.............................................        356          114           6
        Other...................................................................         70           10          57
    Working capital changes that provided (used) cash:
        Accounts receivable.....................................................       (330)         (94)        (55)
        Inventories.............................................................        (86)        (107)        (20)
        Accounts payable and accrued liabilities................................        198           13          54
        Other...................................................................         12          (51)         65
    Other items.................................................................         52          (69)         92
                                                                                    -------      -------      ------
Cash Provided by Continuing Operations..........................................        940          531         951
Cash Provided by Discontinued Operations........................................        263          292         349
                                                                                    -------      -------      ------
Total Cash Provided by Operations...............................................      1,203          823       1,300
                                                                                    -------      -------      ------
Investing Activities:
    Property, plant and equipment purchases.....................................       (500)        (301)       (202)
    Acquisition of Kelco and pharmaceutical product line........................                  (1,296)
    Other acquisition and investment payments...................................       (720)        (139)       (173)
    Investment and property disposal proceeds...................................        165           77         129
    Discontinued operations--proceeds from sale of styrenics plastics
      business..................................................................                     580
    Discontinued operations--other..............................................       (200)        (206)       (146)
                                                                                    -------      -------      ------
Cash Used in Investing Activities...............................................     (1,255)      (1,285)       (392)
                                                                                    -------      -------      ------
Financing Activities:
    Net change in short-term financing..........................................        297           53          89
    Long-term debt proceeds.....................................................        122          658          49
    Long-term debt reductions...................................................       (177)        (403)       (152)
    Treasury stock purchases....................................................       (253)                    (478)
    Dividend payments...........................................................       (343)        (306)       (289)
    Common stock issued under employee stock plans..............................        142          194          82
    Other financing activities..................................................        133           56          25
                                                                                    -------      -------      ------
Cash Provided by (Used in) Financing Activities.................................        (79)         252        (674)
                                                                                    -------      -------      ------
Increase (Decrease) in Cash and Cash Equivalents................................       (131)        (210)        234
Cash and Cash Equivalents:
    Beginning of year...........................................................        297          507         273
                                                                                    -------      -------      ------
    End of year.................................................................    $   166      $   297      $  507
                                                                                    -------      -------      ------

    The above statement should be read in conjunction with pages 23-40.

    The effect of exchange rate changes on cash and cash equivalents was not material.

    Cash payments for interest (net of amounts capitalized) were $195 million, $195 million and $135 million in 1996, 1995 and 1994, respectively.

                              REVIEW OF CASH FLOW

CASH FLOW REMAINS STRONG

    Cash provided by continuing operations of $940 million was strong in 1996, increasing from the previous year's level of $531 million. The change was primarily due to higher net income before restructuring charges and lower working capital levels. Working capital as a percent of net sales was 15 percent compared with 28 percent in 1995.

    Monsanto's operations have historically generated sufficient cash to fund existing businesses and growth-related research and investments.

    Investment and property disposal proceeds in 1996, 1995 and 1994 primarily related to nonstrategic investments and asset sales associated with restructuring actions.

    Major uses of cash in 1996, 1995 and 1994 included dividends and capital expenditures. Treasury stock purchases were made in 1996 and 1994. The equity investment in DeKalb Genetics Corp., the investment in Calgene, Inc. and the acquisition of the plant-biotechnology assets of Agracetus were also major uses of cash in 1996. Major investments in 1995 included the acquisition of the Kelco business and the Syntex pharmaceutical product line. Monsanto's capital expenditures, which focused on improved technology and capacity expansions, totaled $500 million in 1996. Business redesign efforts and productivity enhancements were successful in increasing effective capacity at many facilities, thereby reducing the need for additional capital expenditures.

    Monsanto continually evaluates risk retention and insurance levels for product liability, property damage and other potential areas of risk. Monsanto devotes significant effort to maintaining and improving safety and internal control programs, which reduce its exposure to certain risks. Management decides the amount of insurance coverage to purchase from unaffiliated companies and the appropriate amount of risk to retain based on the cost and availability of insurance and the likelihood of a loss. Since 1986, Monsanto's liability insurance has been on the "claims made" policy form. Management believes that the current levels of risk retention are consistent with those of other companies in the various industries in which Monsanto operates. There can be no assurance that Monsanto will not incur losses beyond the limits of, or outside the coverage of, its insurance. Monsanto's liquidity, financial position and profitability are not expected to be affected materially by the levels of risk retention that the company accepts.

TREASURY STOCK PURCHASED IN 1996

    Monsanto's board of directors authorized in October 1992 the purchase of 60 million shares of Monsanto common stock, of which 17 million shares had been purchased by the end of 1996. This is in addition to the authority granted to purchase shares for compensation and benefit programs. In the first half of 1996, Monsanto purchased a total of 8.2 million shares at a cost of $253 million.

    Monsanto's common stock is traded principally on the New York Stock Exchange. The number of shareowners of record as of February 28, 1997, was 57,479. The high and low common stock prices on that date were $36 7/8 and $35 7/8.

                       MONSANTO COMPANY AND SUBSIDIARIES

                 STATEMENT OF CONSOLIDATED SHAREOWNERS' EQUITY
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                       1996         1995         1994
                                                       ----         ----         ----
Common Stock:
    Balance, January 1............................    $   329      $   329      $   329
    Par value of stock issued in five-for-one
      stock split.................................      1,315
                                                      -------      -------      -------
        Balance, December 31......................    $ 1,644      $   329      $   329
                                                      -------      -------      -------
Additional Contributed Capital:
    Balance, January 1............................    $   902      $   849      $   826
    Employee stock plans and ESOP<F1>.............        133           53           23
    Par value of stock issued in five-for-one
      stock split.................................       (970)
                                                      -------      -------      -------
        Balance, December 31......................    $    65      $   902      $   849
                                                      -------      -------      -------
Treasury Stock:
    Balance, January 1............................    $(2,550)     $(2,744)     $(2,348)
    Shares purchased<F2> (8,244,500 shares in 1996
      and 30,850,080 shares in 1994)..............       (253)                     (478)
    Net shares issued under employee stock
      plans<F2>
      (15,269,164 shares in 1996; 19,675,660
      shares in 1995; and 8,647,650 shares in
      1994).......................................        142          194           82
                                                      -------      -------      -------
        Balance, December 31......................    $(2,661)     $(2,550)     $(2,744)
                                                      -------      -------      -------
Reserve for ESOP Debt Retirement:
    Balance, January 1............................    $  (181)     $  (199)     $  (218)
    Allocation of ESOP shares.....................          7           18           19
                                                      -------      -------      -------
        Balance, December 31......................    $  (174)     $  (181)     $  (199)
Unrealized Investment Holding Gain:
    Balance, January 1............................    $    34      $    19      $    15
    Net change in market value....................        (23)          15            4
                                                      -------      -------      -------
Balance, December 31..............................    $    11      $    34      $    19
                                                      -------      -------      -------
Accumulated Currency Adjustment:
    Balance, January 1............................    $   101      $    33      $   (59)
    Translation adjustments.......................        (91)          68           92
                                                      -------      -------      -------
        Balance, December 31......................    $    10      $   101      $    33
                                                      -------      -------      -------
Reinvested Earnings:
    Balance, January 1............................    $ 5,097      $ 4,661      $ 4,325
    Net income....................................        385          739          622
    Dividends (net of ESOP tax benefits)..........       (342)        (303)        (286)
    Par value of stock issued in five-for-one
      stock split.................................       (345)
                                                      -------      -------      -------
        Balance, December 31......................    $ 4,795      $ 5,097      $ 4,661
                                                      -------      -------      -------

The above statement should be read in conjunction with pages 23-40.
<F1> ESOP stands for Employee Stock Ownership Plan.
<F2> Adjusted for the 1996 five-for-one common stock split.

           KEY FINANCIAL STATISTICS<F2>                                 1996                    1995                    1994
--------------------------------------------------                      ----                    ----                    ----
Stock Price<F3>...................................         High      $   43 1/4              $   25                  $   17 3/8
                                                            Low          23                      13 3/4                  13 3/8
                                                       Year-End          38 7/8                  24 1/2                  14 1/8
                                                      ---------      ----------              ----------              ----------
Dividends Per Share...............................                     .588                    .540                    .494
                                                                     ----------              ----------              ----------
Average Daily Share Trading Volume (thousands of
  shares).........................................                    1,052                   1,710                   1,880
                                                                     ----------              ----------              ----------

<F3> Based on daily reported high and low stock prices.

                       MONSANTO COMPANY AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

    Where applicable, per share amounts and the number of shares have been restated to reflect the May 1996 five-for-one common stock split effected in the form of a stock dividend. The following notes relate to the continuing operations of Monsanto, unless otherwise indicated.

SIGNIFICANT ACCOUNTING POLICIES

    Monsanto's significant accounting policies are italicized in the following Notes to Financial Statements. The financial statements have been restated to present the results of the company's chemicals business as discontinued operations. Previously reported amounts have been reclassified to make them consistent with the 1996 presentation.

BASIS OF CONSOLIDATION

    The consolidated financial statements include the company and its majority-owned subsidiaries. Intercompany transactions have been eliminated in consolidation. Other companies in which Monsanto has a significant ownership interest (generally greater than 20 percent) are included in "Investments in Affiliates" in the Statement of Consolidated Financial Position. Monsanto's share of these companies' net earnings or losses is included in "Other income (expense)--net" in the Statement of Consolidated Income.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect revenues and expenses during the period reported. Estimates are adjusted when necessary to reflect actual experience. Significant estimates are used when accounting for restructuring reserves, self-insurance reserves, employee benefit plans, asset impairments, and contingencies.

CURRENCY TRANSLATION

    The financial statements for most of Monsanto's ex-U.S. entities are translated into U.S. dollars at current exchange rates. Unrealized currency adjustments in the Statement of Consolidated Financial Position are accumulated in shareowners' equity. The financial statements of ex-U.S. entities that operate in hyperinflationary economies, principally Brazil, are translated at either current or historical exchange rates, as appropriate. These currency adjustments are included in net income.

    Major currencies are the U.S. dollar, British pound sterling, Belgian franc and Japanese yen. Other important currencies include the Brazilian real, Canadian dollar, French franc, German mark and Italian lira. Currency restrictions are not expected to have a significant effect on Monsanto's cash flow, liquidity or capital resources.

    Currency option contracts are purchased to manage currency exposure for anticipated transactions (for example, expected export sales in the following year denominated in foreign currencies). Currency option and forward contracts are used to manage other currency exposures, primarily for receivables and payables denominated in currencies other than the entity's currency. This hedging activity is intended to protect the company from adverse fluctuations in foreign currencies vs. the U.S. dollar.

    As of December 31, 1996, Monsanto had currency forward contracts to purchase $102 million and to sell $226 million and purchased currency option contracts to sell $87 million of other currencies, principally the Belgian franc, Japanese yen, German mark, Brazilian real and British pound sterling. Gains and losses on contracts that are designated and effective as hedges are deferred and are included in the recorded value of the transaction being hedged. Net deferred hedging losses as of December 31, 1996, were not material. Gains and losses on other currency forward and option contracts are included in net income immediately. Monsanto is subject to loss if the counterparties to these contracts do not perform.

                       MONSANTO COMPANY AND SUBSIDIARIES

DISCONTINUED OPERATIONS

    In December 1996, the board of directors approved a plan to spin off the company's chemicals business to shareowners by means of the distribution of shares of a newly-formed, wholly-owned subsidiary, later named Solutia Inc. ("Solutia"). On June 1, 1997, Monsanto began to transfer the operating assets of the chemicals business to Solutia. Effective August 12, 1997, the board declared a dividend on September 1, 1997, to shareowners of record on August 20, 1997 of one share of Solutia common stock and one preferred share purchase right of Solutia for every five shares of Monsanto common stock, subject to certain conditions, including shareholder approval. Shareowners approved the spinoff at a special meeting held August 18, 1997, and the spinoff became effective September 1, 1997.

    As a result of shareowner approval of the spinoff, Monsanto's financial statements have been restated to present the results of operations, cash flow and financial position of the chemicals business as discontinued operations. Discontinued operations also include certain other operations of the company's chemicals business which have been sold, primarily the styrenics plastics business. Operating results for discontinued operations were:

                                                                                     1996           1995           1994
                                                                                     ----           ----           ----
Net sales.......................................................................    $2,914         $3,552         $3,593
                                                                                    ------         ------         ------
Income (loss) before income taxes...............................................    $  (13)        $  253         $  259
Pretax gain on sale of business.................................................                      189
Income taxes....................................................................        15            164             91
                                                                                    ------         ------         ------
Net income (loss)...............................................................    $  (28)        $  278         $  168
                                                                                    ------         ------         ------

    Pretax restructuring and other unusual charges related to discontinued operations were $340 million, $55 million and $34 million in 1996, 1995 and 1994, respectively. These costs were associated with work force reductions, the rationalization or closure of certain facilities, asset write-offs and exit costs to separate the chemicals business. Other pretax items affecting discontinued operations in 1995 were receipt of settlement payments from various insurers for environmental and other insurance litigation of $88 million, offset by a lawsuit settlement of $41 million and joint venture integration costs of $40 million. Also in 1995, the styrenics plastics business, and an interest in a related joint venture, were sold for a pretax gain of $189 million.

    The effective tax rate for discontinued operations for 1996 exceeded the 35 percent U.S. federal statutory rate primarily because of the effect of nondeductible exit costs incurred to separate the chemicals business, offset, in part, by the effect of lower ex-U.S. tax rates. The effective tax rates for discontinued operations for 1995 and 1994 exceeded the U.S. federal statutory rate primarily because of the effect of state income taxes.

    Interest expense of $52 million, $58 million, and $31 million in 1996, 1995, and 1994, respectively, has been allocated to the operating results of Solutia based on the debt assumed by Solutia. On an historical basis, the company did not allocate any debt to the chemicals business because the company uses a centralized approach to cash management and the financing of its operations.

    In connection with the spinoff, Solutia assumed the pension liabilities, and will receive related assets (the majority of which were transferred September 1, 1997), for its active employees and for certain former employees of the chemicals business who left the company in earlier years. Solutia also assumed the postretirement benefit liabilities for its active employees and former employees who last worked in a chemicals business. The footnotes related to postretirement benefits--pensions and postretirement benefits--health care and other further disclose the assets, liabilities, and the effect of these benefits on continuing operations.

    To consummate the spinoff, Monsanto contributed certain assets to Solutia and Solutia assumed certain liabilities of Monsanto. In addition to the assets and liabilities reported in the consolidated statement of financial position as discontinued operations, the assets contributed to Solutia and liabilities assumed by Solutia include a joint venture interest in Monsanto's elemental phosphorus business, cash of $75 million and short-term debt of $1,000 million. Also in connection with the spinoff, Solutia's ESOP received 2.4 million shares of unallocated company common stock held by the ESOP, and also assumed $29 million of ESOP borrowings. The excess of the liabilities assumed by Solutia and

                       MONSANTO COMPANY AND SUBSIDIARIES

Solutia's ESOP over the assets contributed to Solutia in connection with the spinoff of approximately $120 million increased Monsanto's shareowners' equity. The amount may be adjusted based upon the final determination of the net liabilities assumed.

    In connection with the spinoff, various agreements entered into by the Company and Solutia allocated responsibility between them for various debts, liabilities and obligations. These agreements provide that Solutia will indemnify the Company for the liabilities assumed by Solutia pursuant to such agreements.

PRINCIPAL ACQUISITIONS AND DIVESTITURES

    In February 1997, the company acquired the Asgrow Agronomics seed business from Empresas La Moderna S.A. for $240 million. In January 1997, Monsanto announced that it had reached separate agreements to acquire Holden's Foundation Seeds Inc., the world's leading foundation seed corn company, and Corn States Hybrid Service Inc. and Corn States International S.a.r.l., the exclusive worldwide marketing and sales representatives for Holden's products. The total costs of these acquisitions will be up to $1.02 billion. It is anticipated that one-time charges associated with acquired research will be recorded in conjunction with these acquisitions.

    In March 1996, Monsanto acquired significant equity positions in Calgene Inc. and DeKalb Genetics Corp. In November 1996, Monsanto acquired a controlling interest in Calgene. This gave Monsanto the right to nominate five of the nine authorized directors on Calgene's board. The combined investment in these plant-science businesses totaled approximately $340 million. In May 1996, Monsanto acquired the plant-science assets of Agracetus from W. R. Grace & Co. for approximately $150 million.

    In September 1995, Searle acquired the women's health care assets, primarily product rights, of the former Syntex Corp., a subsidiary of Roche Holding Ltd., for approximately $240 million. The results of operations for the acquired product rights were included in the Statement of Consolidated Income from the date of acquisition. The product rights are being amortized over 10 years.

    In February 1995, Monsanto completed its acquisition of the worldwide business of Kelco, the specialty chemicals division of Merck & Co. Inc., for approximately $1.062 billion. The acquisition included total assets with a fair value of $1.172 billion and liabilities of $110 million. The excess of the purchase price over the estimated fair value of net assets acquired is being amortized over 30 years. The financial results of the Kelco business were included in the Statement of Consolidated Income from the date of acquisition. On a pro forma basis, results of operations for the year ended December 31, 1994, would not have been significantly different if the acquisition had occurred at the beginning of that year.

RESTRUCTURING AND OTHER ACTIONS--CONTINUING OPERATIONS

    In December 1996, the company recorded pretax restructuring charges related to continuing operations totaling $376 million ($257 million aftertax) to cover the closure or rationalization of certain facilities, asset write-offs, and work force reductions. Approximately 1,600 positions are expected to be eliminated by these actions. Included in these charges were aftertax amounts for asset impairments totaling $39 million. These write-offs were related to intangible assets for products no longer marketed and excess production capacity. Asset values were written down to their discounted cash values, using appropriate discount rates.

    In December 1995, the board of directors approved a restructuring plan. The pretax charge associated with continuing operations was $114 million ($78 million aftertax) and covered the costs of work force reductions, business consolidations, facility closures, and the exit from nonstrategic businesses and facilities. This plan was substantially completed by the end of 1996 and reduced employment by approximately 370 people.

    Other items that affected results of operations in 1995 included the receipt in the first and third quarters of settlement payments from various insurers related to insurance litigation. The combined effect of these settlements

                       MONSANTO COMPANY AND SUBSIDIARIES
related to continuing operations totaled $4 million pretax ($2 million aftertax). The company also recorded approximately $20 million in favorable pretax adjustments ($13 million aftertax) under certain sales rebate programs in the United States for product sales made in prior years.

    In December 1994, the board of directors approved a plan to eliminate redundant staff activities across the company and to consolidate certain staff and administrative business functions. The plan, which was substantially completed by the end of 1995, reduced worldwide employment by approximately 300 people. In addition, the company closed certain facilities and terminated certain programs. The pretax expense related to continuing operations for these actions was $55 million ($34 million aftertax). In the fourth quarter of 1994, the board approved the reversal of $49 million pretax of excess restructuring reserves from prior years. The excess was due primarily to higher-than-expected proceeds and lower-than-expected exit costs from the sale and shutdown of nonstrategic businesses and facilities included in the 1993 and 1992 restructuring actions.

    In September 1994, Monsanto received $67 million from the U.S. Internal Revenue Service in settlement of certain tax matters related to the 1985 acquisition of Searle. This settlement included interest of $33 million pretax ($21 million aftertax), recorded as a one-time gain. Most of the remainder of the proceeds reduced the balance of unamortized goodwill related to the Searle acquisition.

    The components of the pretax expense (income) related to income from continuing operations before income taxes for the restructuring programs and the other actions were:

                                                                                    1996         1995         1994
                                                                                    ----         ----         ----
Cost of employee reductions.....................................................    $ 255        $ 41         $ 41
Shutdown and consolidation of various facilities and departments................       57          73          (32)
Asset impairments...............................................................       51
Insurance-related settlement (income)...........................................                   (4)
Other costs (income)............................................................       13         (20)         (22)
Gains on business sales.........................................................                               (14)
                                                                                    -----        ----         ----
Total...........................................................................    $ 376        $ 90         $(27)
                                                                                    -----        ----         ----

    Restructuring expenses are recorded based on estimates prepared at the time the restructuring actions are approved by the board of directors. The balance in restructuring reserves as of December 31, 1996, was $460 million. It is earmarked primarily for work force reduction costs, asset impairments, and the costs associated with the shutdown and consolidation of various facilities and departments. Management believes that the balance of these reserves as of December 31, 1996, is adequate for completion of those activities. Restructuring actions during the last three years have reduced these liabilities by approximately $300 million. Approximately two-thirds of these reductions were recorded for write-offs and expenditures related to the termination or sale of nonstrategic products and facilities. The remaining reductions were primarily related to the cost of work force reduction programs, most of which have been completed.

                       MONSANTO COMPANY AND SUBSIDIARIES

    The pretax expenses (income) related to the restructuring programs and the other unusual items were recorded in the Statement of Consolidated Income in the following categories:

                                                                                      1996          1995           1994
                                                                                      ----          ----           ----
Net sales.......................................................................                    $(20)
Cost of goods sold..............................................................      $ 28            (4)
Amortization of intangible assets...............................................        23
Restructuring expenses--net.....................................................       356           114           $  6
                                                                                      ----          ----           ----
Decrease in operating income....................................................       407            90              6
Interest income.................................................................                                    (33)
Other (income) expense--net <F1>................................................       (31)
                                                                                      ----          ----           ----

Total decrease (increase) in income from continuing operations before income
  taxes.........................................................................      $376          $ 90           $(27)
                                                                                      ----          ----           ----

<F1> In 1996, other expense included reversals of restructuring reserves that were no longer required, and minority interest associated with restructuring and other unusual items recorded by Calgene Inc.

    Income from continuing operations decreased $257 million, or $0.43 per share, in 1996; decreased $63 million, or $0.11 per share, in 1995; and increased $20 million, or $0.03 per share, in 1994 because of these restructurings and unusual items.

DEPRECIATION AND AMORTIZATION

                                                                                     1996         1995         1994
                                                                                     ----         ----         ----
Depreciation....................................................................     $ 276        $272         $207
Amortization of intangible assets...............................................       128         119           80
Obsolescence....................................................................        19          14           25
                                                                                     -----        ----         ----
Total...........................................................................     $ 423        $405         $312
                                                                                     -----        ----         ----

    Property, plant and equipment is recorded at cost. The cost of plant and equipment is depreciated over weighted average periods of 18 years for buildings and 10 years for machinery and equipment, by the straight-line method.

    In 1996, total amortization of intangible assets reflected in the Statement of Consolidated Income includes $23 million of charges for asset impairments.

    Intangible assets are recorded at cost less accumulated amortization. The components of intangible assets and their estimated remaining useful lives were:

                                                                                        ESTIMATED
                                                                                        REMAINING
                                                                                        LIFE<F1>               1996           1995
                                                                                        ---------              ----           ----
Goodwill........................................................................            24                $1,519         $1,372
Patents.........................................................................             7                    70             81
Other intangible assets.........................................................            12                   577            512
                                                                                                              ------         ------
Total...........................................................................                              $2,166         $1,965
                                                                                                              ------         ------

<F1> Weighted average, in years, as of December 31, 1996.

    Goodwill and other intangible assets increased in 1996, primarily because of the Calgene and Agracetus acquisitions.

    Goodwill is the cost of acquired businesses in excess of the fair value of their identifiable net assets and is amortized over the estimated periods of benefit (5 to 40 years). Patents obtained in a business acquisition are recorded at the present value of estimated future cash flows resulting from patent ownership. The cost of patents is amortized over their legal lives. The cost of other intangible assets (principally product rights and trademarks) is amortized over their estimated useful lives.

                       MONSANTO COMPANY AND SUBSIDIARIES

    Impairment tests of long-lived assets are made when conditions indicate a possible loss. Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset value is written down to its discounted cash value, using an appropriate discount rate.

INVESTMENTS

    Certain investments, primarily equity securities, are classified as available-for-sale securities, and are recorded at their market values. When a decline in market value is deemed other than temporary, the reduction to the investment in a security is charged to expense. As of December 31, these equity securities were detailed as follows:

                                                                                    1996      1995
                                                                                    ----      ----
Aggregate fair value............................................................    $79       $162
Gross unrealized holding:
    Gains.......................................................................     31         63
    Losses......................................................................     11          7

    In 1996, proceeds and realized gains from sales of available-for-sale securities were $80 million and $33 million, respectively.

    Debt securities held are recorded at amortized cost, because the company has the ability and intent to hold these securities to their maturity date. Most of these securities mature in less than five years. As of December 31, 1996 and 1995, the total amortized cost of these securities was $147 million and $269 million, respectively.

INVENTORY VALUATION

    Inventories are stated at cost or market, whichever is less. Actual cost is used to value raw materials and supplies. Standard cost, which approximates actual cost, is used to value finished goods and goods in process. Standard cost includes direct labor and raw materials, and manufacturing overhead based on practical capacity. The cost of certain inventories (64 percent as of December 31, 1996) is determined by using the last-in, first-out (LIFO) method, which generally reflects the effects of inflation or deflation on cost of goods sold sooner than other inventory cost methods. The cost of other inventories generally is determined by using the first-in, first-out (FIFO) method.

    The components of inventories were:

                                                                                     1996        1995
                                                                                     ----        ----
Finished goods..................................................................    $  630      $  608
Goods in process................................................................       287         252
Raw materials and supplies......................................................       333         288
                                                                                    ------      ------
Inventories, at FIFO cost.......................................................     1,250       1,148
Excess of FIFO over LIFO cost...................................................       (67)        (84)
                                                                                    ------      ------
Total...........................................................................    $1,183      $1,064
                                                                                    ------      ------

    Inventories at FIFO approximate current cost.

INCOME TAXES

    The components of income from continuing operations before income taxes were:

                                                       1996      1995      1994
                                                       ----      ----      ----
United States.....................................     $313      $339      $287
Outside United States.............................      240       306       349
                                                       ----      ----      ----
Total.............................................     $553      $645      $636
                                                       ----      ----      ----

                       MONSANTO COMPANY AND SUBSIDIARIES

    The components of income tax expense charged to operations were:

                                                      1996      1995      1994
                                                      ----      ----      ----
Current:
    U.S. federal..................................    $ 42      $180      $ 38
    U.S. state....................................      14         6        11
    Outside United States.........................      91       108        69
                                                      ----      ----      ----
                                                       147       294       118
                                                      ----      ----      ----
Deferred:
    U.S. federal..................................      10      (108)       30
    U.S. state....................................      (6)        6         2
    Outside United States.........................     (11)       (8)       32
                                                      ----      ----      ----
                                                        (7)     (110)       64
                                                      ----      ----      ----
Total.............................................    $140      $184      $182
                                                      ----      ----      ----

    Factors causing Monsanto's effective tax rate to differ from the U.S. federal statutory rate were:

                                                        1996        1995        1994
                                                        ----        ----        ----
U.S. federal statutory rate.......................       35%         35%         35%
Benefits attributable to:
    U.S. export earnings..........................       (6)         (2)         (1)
    Puerto Rican operations.......................       (4)         (4)         (3)
Higher (lower) ex-U.S. rates......................       (1)         --          (2)
Nondeductible goodwill............................        2           1           1
Other.............................................       (1)         (1)         (1)
                                                        ---         ---         ---
Effective income tax rate.........................       25%         29%         29%
                                                        ---         ---         ---

    Deferred income taxes were related to:

                                    1996       1995
                                    ----       ----
Property......................      $(243)     $(246)
Postretirement benefits.......        171        146
Restructuring reserves........        181        115
Inventory.....................         40         33
Net operating tax loss and tax
  credit carryforwards........        163         64
Other.........................         66        108
Valuation allowances..........       (168)       (90)
                                    -----      -----
Net deferred tax assets.......      $ 210      $ 130
                                    -----      -----

    Deferred tax balances were:

Deferred tax assets...........      $ 312      $ 330
Deferred tax liabilities......        102        200
                                    -----      -----
Net deferred tax assets.......      $ 210      $ 130
                                    -----      -----

    The balance in valuation allowances includes $107 million for Calgene as of December 31, 1996, primarily related to net operating tax loss carryforwards. These carryforwards expire from 1999 through 2011. Monsanto cannot utilize these deferred tax assets as Calgene is not included in the company's consolidated tax return in 1996.

    Income taxes and remittance taxes have not been recorded on $1.1 billion in undistributed earnings of subsidiaries, either because any taxes on dividends would be offset substantially by foreign tax credits or because

                       MONSANTO COMPANY AND SUBSIDIARIES

Monsanto intends to reinvest those earnings indefinitely. If such earnings were paid as dividends, the estimated U.S. income tax would be $139 million.

SHORT-TERM DEBT AND CREDIT ARRANGEMENTS

    Short-term debt was:

                                                                                      1996        1995
                                                                                      ----        ----
Notes payable to banks..........................................................      $129        $ 61
Commercial paper................................................................       332          93
Bank overdrafts.................................................................       112         113
Current portion of long-term debt...............................................        81          98
                                                                                      ----        ----
Total...........................................................................      $654        $365
                                                                                      ----        ----
Weighted average interest rates of notes payable as of December 31:
    Banks<F1>...................................................................       7.7%        7.0%
    Commercial paper............................................................       5.5%        5.8%

<F1> Includes the effect of notes in certain countries where local inflation results in high interest rates.

    Monsanto had aggregate short-term loan facilities of $450 million, under which loans totaling $129 million were outstanding as of December 31, 1996. Interest on these loans is related to various bank rates. Monsanto has a $1 billion credit facility, expiring in 2001, which allows the company to request that lenders increase their commitments up to an aggregate of $1.6 billion. There were no borrowings under this credit facility as of December 31, 1996. This facility is used to support the issuance of commercial paper. Interest on amounts borrowed under this agreement is expected to be at money market rates. Covenants under this credit facility restrict maximum borrowings. The company does not anticipate that future borrowings will be limited by the terms of this agreement.

    On an historical basis as reflected above, the company did not allocate any short-term debt to the chemicals businesses, because the company uses a centralized approach to cash management and the financing of its operations. In connection with the spinoff effective September 1, 1997, Solutia assumed $1.0 billion of the company's short-term debt, primarily commercial paper, outstanding on that date.

LONG-TERM DEBT

    Long-term debt (exclusive of current maturities) was:

                                                                                     1996        1995
                                                                                     ----        ----
Industrial revenue bond obligations, average rate in 1996 of 5.24%, due 1998 to
  2028..........................................................................    $  338      $  335
Medium-term notes, rates in 1996 ranging from 8.55% to 9%, due 1998 to 2005.....       145         185
Commercial paper<F1>............................................................       325         425
6% notes due 2000...............................................................       150         150
7.09% and 8.13% amortizing ESOP<F2> notes and debentures due 2000 and 2006,
  guaranteed by the company.....................................................       138         150
8 7/8% debentures due 2009......................................................        99          99
5.6% yen note due 2016..........................................................        88
8.7% debentures due 2021........................................................       100         100
8.2% debentures due 2025........................................................       150         150
Other...........................................................................        75          73
                                                                                    ------      ------
Total...........................................................................    $1,608      $1,667
                                                                                    ------      ------

<F1> $150 million swapped to an effective rate of 8.6 percent through February
     1996.

<F2> ESOP stands for employee stock ownership plan.

                       MONSANTO COMPANY AND SUBSIDIARIES

    Maturities and sinking-fund requirements on long-term debt are $81 million in 1997, $81 million in 1998, $77 million in 1999, $207 million in 2000, and $50 million in 2001.

    Commercial paper balances of $325 million and $425 million as of December 31, 1996 and 1995, respectively, have been classified as long-term debt. Monsanto has the ability and intent to renew these obligations beyond 1997.

    Interest-rate swap agreements are used to reduce interest rate risks and to manage interest expense. By entering into these agreements, the company changes the fixed/variable interest-rate mix of its debt portfolio. As of December 31, 1996, Monsanto was party to interest-rate swap agreements with an aggregate notional principal amount of $165 million related to existing debt. The agreements effectively convert floating-rate debt into fixed-rate debt. This reduces the company's risk of incurring higher interest costs in periods of rising interest rates. Monsanto is subject to loss if the counterparties to these agreements do not perform. Interest differentials to be paid or received because of swap agreements are accrued as interest rates change over the related debt period.

    On an historical basis as reflected above, the company did not allocate any long-term debt to the chemicals businesses, because the company uses a centralized approach to cash management and the financing of its operations. In connection with the spinoff, Solutia's ESOP assumed $29 million of ESOP borrowings.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    The estimated fair values of Monsanto's financial instruments were:

                                                              1996                      1995
                                                      -------------------       -------------------
                                                      RECORDED       FAIR       RECORDED       FAIR
                                                       AMOUNT       VALUE        AMOUNT       VALUE
                                                      --------      -----       --------      -----
Assets:
Investments in securities and other assets........     $  207       $  226       $  375       $  430

Liabilities:
Currency swaps....................................         --            1            1            4
Interest-rate swaps...............................          1           12            5           19
Long-term debt....................................      1,608        1,681        1,667        1,781


    The recorded amounts of cash, trade receivables, discounted receivables, third-party guarantees, foreign currency forward contracts, accounts payable, and short-term debt approximate their fair values.

    Fair values are estimated by the use of quoted market prices, estimates obtained from brokers, and other appropriate valuation techniques based on information available as of December 31, 1996. The fair-value estimates do not necessarily reflect the values Monsanto could realize in the current market.

POSTRETIREMENT BENEFITS--PENSIONS

    Most Monsanto employees are covered by noncontributory pension plans. In connection with the spinoff, Solutia assumed the pension liabilities, and will receive related assets (the majority of which were transferred September 1, 1997), for its active employees and for certain former employees of the chemical businesses who left the company in earlier years. As a result, Monsanto's historical annual pension cost (income) was allocated between continuing and discontinued operations as follows:

                                                                           1996          1995          1994
                                                                           ----          ----          ----
Continuing operations.................................................     $54           $ 29          $ 25
Discontinued operations...............................................       3            (19)          (10)
                                                                           ---           ----          ----
Total.................................................................     $57           $ 10          $ 15

                       MONSANTO COMPANY AND SUBSIDIARIES

    The company's share of the components of total net periodic pension cost shown below related to continuing operations has not yet been determined, and therefore the following information relates to the Monsanto pension plan not taking into account the spinoff. The components of pension costs were:

                                                                           1996          1995          1994
                                                                           -----         ----          ----
Service cost for benefits earned during the year......................     $  83         $  70         $  75
Interest cost on benefit obligation...................................       287           291           269
Assumed return on plan assets<F1>.....................................      (322)         (326)         (317)
Amortization of unrecognized net (gain) loss..........................         9           (25)          (12)
                                                                           -----         -----         -----
Total.................................................................     $  57         $  10         $  15
                                                                           -----         -----         -----

<F1> Actual returns (losses) on plan assets were $558 million, $671 million and
     $(142) million in 1996, 1995 and 1994, respectively.

    Pension benefits are based on the employee's years of service and/or compensation level. Pension plans are funded in accordance with Monsanto's long-range projections of the plans' financial conditions. These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets, and income tax and other regulations.

    Pension costs are determined through the use of the preceding year-end rate assumptions. Assumptions used as of December 31 for the principal plans were:

                                                                           1996         1995         1994
                                                                           ----         ----         ----
Discount rate.........................................................     7.50%        7.25%        8.50%
Assumed long-term rate of return on plan assets.......................     9.50%        9.50%        9.50%
Annual rates of salary increase (for plans that base benefits on final
  compensation level).................................................     4.50%        4.50%        5.00%

    As a result of Solutia's assumption of the net pension liability related to certain employees, Monsanto's historical accrued net pension liability was allocated between continuing and discontinued operations as follows:

                                                                               1996        1995
                                                                               ----        ----
Continuing operations.................................................         $208        $166
Discontinued operations...............................................           72          53
                                                                               ----        ----
Total.................................................................         $280        $219

    The accrued net pension liability related to continuing operations was included in:

Postretirement liabilities............................................         $264        $216
Less other assets.....................................................          (56)        (50)
                                                                               ----        ----
Accrued net pension liability.........................................         $208        $166
                                                                               ----        ----

                       MONSANTO COMPANY AND SUBSIDIARIES

    The company's share of the amounts shown below related to continuing operations, other than accrued pension liability, has not yet been determined, and therefore the following information relates to the Monsanto pension plan not taking into account the spinoff. The funded status of Monsanto's pension plans at year-end was:

                                                                              1996         1995
                                                                              ----         ----
Plan assets at fair value.............................................       $3,817       $3,690
                                                                             ------       ------
Actuarial present value of plan benefits:
    Vested............................................................       $3,495       $3,457
    Nonvested.........................................................          154          145
                                                                             ------       ------
Accumulated benefit obligation........................................        3,649        3,602
Effect of projected future salary increases...........................          377          385
                                                                             ------       ------
Projected benefit obligation<F1>......................................       $4,026       $3,987
                                                                             ------       ------
Deficiency of plan assets over projected benefit obligation...........       $ (209)      $ (297)
Less:
    Unrecognized initial net gain.....................................           94          119
    Unrecognized prior service costs..................................         (264)        (192)
    Unrecognized subsequent net gain (loss)...........................          241           (5)
                                                                             ------       ------
Accrued net pension liability<F2>.....................................       $  280       $  219
                                                                             ------       ------

<F1> Included $228 million in 1996 and $204 million in 1995 for unfunded plans.
<F2> Included $138 million in 1996 and $152 million in 1995 for unfunded plans.

    Included in the preceding table are plan assets and projected benefit obligations for the principal U.S. plans of approximately $3.327 billion and $3.264 billion, respectively, as of December 31, 1996.

    Plan assets consist principally of common stocks and U.S. government and corporate obligations. Contributions to these plans were neither required nor made in 1996, 1995 and 1994 because the company's principal pension plans are adequately funded, using assumed returns.

    For purposes of preparing these restated financial statements, estimates were made of the pension plan assets and projected benefit obligation that related to continuing operations. The actual amounts determined to relate to continuing operations will likely be different from these estimates. The estimated plan assets and projected benefit obligation related to continuing operations were:

                                                                            1996
                                                                            ----
Plan assets at fair value.............................................     $ 2,282
Project benefit obligation............................................       2,497

POSTRETIREMENT BENEFITS--HEALTH CARE AND OTHER

    Monsanto provides certain health care and life insurance benefits for retired employees. Substantially all of Monsanto's regular, full-time U.S. employees and certain employees in other countries may become eligible for these benefits if they reach retirement age while employed by Monsanto. These postretirement benefits are unfunded and are generally based on the employee's years of service and/or compensation level. The costs of postretirement benefits are accrued by the date the employees become eligible for the benefits.

                       MONSANTO COMPANY AND SUBSIDIARIES

    In connection with the spinoff, Solutia assumed the postretirement benefit liabilities for its active employees and former employees who last worked at a chemical facility. As a result, Monsanto's historical cost of these postretirement benefits was allocated between continuing and discontinued operations as follows:

                                                                           1996         1995         1994
                                                                           ----         ----         ----
Continuing operations.................................................     $ 33         $ 32         $ 33
Discontinued operations...............................................       82           81           84
                                                                           ----         ----         ----
Total.................................................................     $115         $113         $117

    The company's share of the components of postretirement benefit costs shown below related to continuing operations has not yet been determined, and therefore the following information relates to total Monsanto costs not taking into account the spinoff. The components of the cost of these postretirement benefits, principally health care and life insurance, were:

                                                                           1996         1995         1994
                                                                           ----         ----         ----
Service cost for benefits earned during the year......................     $ 25         $ 21         $ 23
Interest cost on benefit obligation...................................       88           94           87
Amortization of unrecognized net (gain) loss..........................        2           (2)           7
                                                                           ----         ----         ----
Total.................................................................     $115         $113         $117
                                                                           ----         ----         ----

    Postretirement costs are determined by using the preceding year-end rate assumptions. Assumptions used as of December 31 for the principal plans were:

                                                                         1996          1995         1994
                                                                         ----          ----         ----
Discount rate.........................................................   7.50%         7.25%        8.50%
Initial trend rate for health care costs<F1>..........................   8.00%         9.00%       11.50%
Ultimate trend rate for health care costs.............................   5.00%         5.00%        5.50%

<F1> The initial trend rate for health care costs declines by 1 percent per year to 5 percent for years after the year 2001.

    A 1 percent increase in the assumed trend rate for health care costs would have increased the cost of 1996 postretirement health care benefits by $4 million and the accumulated benefit obligation by $48 million as of December 31, 1996.

    As a result of Solutia's assumption of the postretirement benefit liability related to certain employees, Monsanto's historical accrued postretirement liability was allocated between continuing and discontinued operations as follows:

                                                                            1996           1995
                                                                            ----           ----
Continuing operations.................................................     $  356         $  349
Discontinued operations...............................................        892            875
                                                                           ------         ------
Total.................................................................     $1,248         $1,224

    The accrued liability related to continuing operations was included in:

Miscellaneous accruals................................................         $26            $27
Postretirement liabilities............................................         330            322
                                                                           -------        -------
Accrued liability.....................................................        $356           $349
                                                                           -------        -------

    The company's share of the amounts shown below related to continuing operations, other than the accrued liability, has not yet been determined, and therefore the following information relates to the total Monsanto liability

                       MONSANTO COMPANY AND SUBSIDIARIES
not taking into account the spinoff. As of December 31, the status of Monsanto's postretirement health care and life insurance benefit plans, and employee disability benefit plans was:

                                                                            1996           1995
                                                                            ----           ----
Accumulated benefit obligation:
    Retirees..........................................................     $  938         $1,006
    Eligible active employees.........................................         60             52
    Other active employees............................................        251            213
                                                                           ------         ------
Total.................................................................     $1,249         $1,271
    Unrecognized benefits from prior service..........................         27             34
    Unrecognized subsequent net loss..................................        (28)           (81)
                                                                           ------         ------
Accrued liability.....................................................     $1,248         $1,224
                                                                           ------         ------

    The assumptions used to compute the accumulated benefit obligation of the principal plans were changed as of December 31, 1996. That resulted in a decrease of approximately $28 million in the obligation.

    For purposes of preparing these restated financial statements, an estimate was made of the accumulated benefit obligation that related to continuing operations. The actual amount determined to relate to continuing operations will likely be different from this estimate. The estimated accumulated benefit obligation related to continuing operations was $356 million as of December 31, 1996.

EMPLOYEE SAVINGS PLANS

    For some employee savings plans, employee contributions are matched in part by Monsanto. The value of these contributions for such plans was $30 million in each of the years 1996, 1995 and 1994.

    Monsanto has established an Employee Stock Ownership Plan (ESOP), which held 18.6 million shares of Monsanto common stock as of December 31, 1996. The ESOP acquired shares by using proceeds from the issuance of long-term notes and debentures that are guaranteed by Monsanto. The ESOP also borrowed $50 million from Monsanto. A portion of the ESOP shares is allocated each year to employee savings accounts as matching contributions. In 1996, 752,515 shares were allocated to participants under the plan, leaving 12,623,080 unallocated shares as of December 31, 1996. Unallocated shares held by the ESOP are considered outstanding for earnings per share calculations. Compensation expense is equal to the cost of the shares allocated to participants, less dividends paid on the shares held by the ESOP. Dividends on the common stock owned by the ESOP are being used to repay the ESOP borrowings, which totaled $180 million as of December 31, 1996.

                                                                           1996         1995         1994
                                                                           ----         ----         ----
Total ESOP expense....................................................     $17          $26          $29
Total ESOP expense--continuing operations.............................      14           21           24
Interest portion of total ESOP expense................................      14           16           17
Cash contribution.....................................................      16           18           19
Dividends paid on ESOP shares held....................................      11           10            9

    In connection with the spinoff, Solutia's ESOP received 2.4 million shares of the common shares held by the ESOP, and also assumed $29 million of ESOP borrowings.

STOCK OPTION PLANS

    Effective January 1, 1996, Monsanto adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based
Compensation." As permitted by the standard, the company has elected to continue following the guidance of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to

                       MONSANTO COMPANY AND SUBSIDIARIES

Employees," for measurement and recognition of stock-based transactions with employees. Accordingly, no compensation cost has been recognized for the company's option plans. Had the determination of compensation cost for these plans been based on the fair value at the grant dates for awards under these plans, consistent with the method of SFAS No. 123, the company's income from continuing operations and earnings per share from continuing operations would have been reduced to the pro forma amounts indicated below:

                                                                           1996       1995
                                                                           ----       ----
Income from continuing operations:
    As reported.......................................................     $ 413      $ 461
    Pro forma.........................................................       347        446

Earnings per share--continuing operations:
    As reported.......................................................     $0.69      $0.79
    Pro forma.........................................................      0.58       0.77

    The resulting compensation expense may not be representative of compensation expense to be incurred on a pro forma basis in future years.

    The company has two fixed option plans. Under the Management Incentive Plan of 1996, the company may grant options to key officers and management employees for up to 46,250,000 shares of common stock. Under this plan, the exercise price of each option equals not less than the fair market value of the company's stock on the date of grant, and an option's maximum term is 10 years. Options are granted at the discretion of the board of directors' Executive Compensation and Development Committee (the committee) or its delegate. Options generally vest upon the earlier of the achievement of business performance targets or upon the ninth anniversary of the option grant date. Options granted to senior management vest upon the attainment of pre-established prices within specified time periods. Under the company's Shared Success Stock Option Plan, the majority of regular full-time and regular part-time employees of the company have been granted options on 200 shares of common stock. The maximum number of shares for which stock options may be granted under this plan totals 13,500,000.

    Approximately 5,246,200 options, which vest in April 1999, are outstanding under this plan. Under this plan, the exercise price of each option is determined by the committee and generally equals the market price of the company's stock on the date of grant. An option's maximum term is 10 years.

    The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in 1996 and 1995:

                                                                           1996         1995
                                                                           ----         ----
Expected dividend yield...............................................      1.5%         3.0%
Expected volatility...................................................     25.0%        20.0%
Risk-free interest rates..............................................      6.0%         7.1%
Expected option lives (years).........................................      4.0          4.5

                       MONSANTO COMPANY AND SUBSIDIARIES

    A summary of the status of the company's stock option plans for the three-year period ended December 31, 1996, follows:

                                                                        OUTSTANDING
                                                              -------------------------------
                                            EXERCISABLE                      WEIGHTED-AVERAGE
                                              SHARES          SHARES          EXERCISE PRICE
                                              ------          ------          --------------
December 31, 1993.......................    28,620,625       66,313,025           $10.74
                                            ----------      -----------           ------
1994:
    Granted.............................                     12,896,470            15.55
    Exercised...........................                     (9,106,225)            9.83
    Expired.............................                     (1,559,370)           10.02
                                            ----------      -----------           ------
December 31, 1994.......................    35,842,995       68,543,900            11.75
                                            ----------      -----------           ------
1995:
    Granted.............................                      7,278,725            16.01
    Exercised...........................                    (20,135,570)           10.83
    Expired.............................                       (417,745)           14.12
                                            ----------      -----------           ------
December 31, 1995.......................    45,383,790       55,269,310            12.63
                                            ----------      -----------           ------
1996:
    Granted.............................                     25,004,150            33.38
    Exercised...........................                    (16,327,617)           11.93
    Expired.............................                       (801,605)           22.59
                                            ----------      -----------           ------
December 31, 1996.......................    38,362,943       63,144,238           $20.90
                                            ----------      -----------           ------

    The weighted-average fair values of options granted during 1996 and 1995 were $6.43 and $3.99, respectively.

    The following table summarizes information about stock options outstanding as of December 31, 1996:

                                              OPTIONS OUTSTANDING
                               --------------------------------------------------            OPTIONS EXERCISABLE
                                            WEIGHTED-AVERAGE                            -----------------------------
        RANGE OF                               REMAINING         WEIGHTED-AVERAGE                    WEIGHTED-AVERAGE
     EXERCISE PRICES           SHARES       CONTRACTUAL LIFE      EXERCISE PRICE        SHARES        EXERCISE PRICE
     ---------------           ------       ----------------      --------------        ------        --------------
        $6 to  9              2,556,640            1.6 years          $ 8.42           2,556,640          $ 8.42
        10 to 14             21,777,088            5.3                 11.57          21,672,088           11.56
        15 to 18             14,114,885            7.5                 15.70          14,074,715           15.70
        20 to 29              6,326,575            9.1                 26.96              59,500           20.38
        30 to 36             11,817,050            9.3                 31.84
        40 to 55              6,552,000            9.4                 42.39
                             ----------                                               ----------
        $6 to 55             63,144,238            7.2                $20.90          38,362,943          $12.88
                             ==========                                               ==========

    In February 1994, Monsanto established a grantor trust and contributed 12.5 million shares of Monsanto common stock to be used to satisfy compensation and benefit arrangements and obligations, including issuance of shares upon the exercise of certain stock options. Shares held by the grantor trust are included in earnings per share calculations only after they are transferred to employees.

    As a result of the spinoff, options to purchase the company's common stock under the above plans were converted into either options to purchase Solutia common stock, adjusted options to purchase the company's common stock or a combination of both. Recognition of compensation expense was not required as a result of these conversions.

                       MONSANTO COMPANY AND SUBSIDIARIES

EARNINGS PER SHARE

    Earnings per share were computed using the weighted average number of common shares and common share equivalents outstanding each year (598,865,032 in 1996; 580,639,360 in 1995; and 584,924,800 in 1994). Common share equivalents (17,659,844 in 1996; 13,391,325 in 1995; and 11,996,225 in 1994)
consist primarily of common stock issuable upon exercise of outstanding stock options. Earnings per share assuming full dilution were not significantly different from the primary amounts.

CAPITAL STOCK

    As of December 31, 1996, there were 41,407,595 common shares reserved for employee stock options.

    In January 1990, the company's board of directors declared a dividend of one preferred stock purchase right on each then-outstanding share of the company's common stock. If a person or group acquires beneficial ownership of 20 percent or more, or announces a tender offer that would result in beneficial ownership of 20 percent or more, of the company's outstanding common stock, the rights become exercisable and, as a result of two subsequent stock splits, for every 10 rights held, the owner will be entitled to purchase one one-hundredth of a share of a new series of preferred stock for $450. If Monsanto is acquired in a business combination transaction while the rights are outstanding, for every 10 rights held, the holder will be entitled to purchase, for $450, common shares of the acquiring company having a market value of $900. In addition, if a person or group acquires beneficial ownership of 20 percent or more of the company's outstanding common stock, for every 10 rights held, the holder (other than such person or members of such group) will be entitled to purchase, for $450, a number of shares of the company's common stock having a market value of $900. Furthermore, at any time after a person or group acquires beneficial ownership of 20 percent or more (but less than 50 percent) of the company's outstanding common stock, the board of directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group) for shares of the company's common stock on a one share-for-every-10-rights basis. At any time prior to the acquisition of such a 20 percent position, the company can redeem each right for $0.001.
The board of directors is also authorized to reduce the aforementioned 20 percent thresholds to not less than 10 percent. The rights expire in the year 2000.

COMMITMENTS AND CONTINGENCIES

    Commitments, principally in connection with uncompleted additions to property, were approximately $53 million as of December 31, 1996. Excluding the ESOP notes and debentures, Monsanto was contingently liable as a guarantor for bank loans and for discounted customers' receivables totaling approximately $156 million and $381 million as of December 31, 1996 and 1995, respectively. Future minimum payments under noncancelable operating leases and unconditional inventory purchases are $138 million for 1997, $74 million for 1998, $63 million for 1999, $24 million for 2000, $17 million for 2001, and $53 million thereafter.

    The more significant concentrations in Monsanto's trade receivables at year-end were:

                                                                1996      1995
                                                                ----      ----
U.S. agricultural product distributors......................    $361      $257
European agricultural product distributors..................     156       117
Pharmaceutical distributors worldwide.......................     399       357
Customers in the former Soviet Union........................      44        20

    Management does not anticipate losses on its trade receivables in excess of established allowances.

    Costs for remediation of waste disposal sites are accrued in the accounting period in which the responsibility is established and when the cost is estimable. Postclosure and remediation costs for hazardous and other waste facilities at operating locations are accrued over the estimated life of the facility as part of its anticipated closure cost. Monsanto's Statement of Consolidated Financial Position included accrued liabilities of $25 million and $26 million

                       MONSANTO COMPANY AND SUBSIDIARIES
as of December 31, 1996 and 1995, respectively, for the remediation of identified waste disposal sites related to continuing operations.

    Monsanto's future remediation expenses for waste disposal sites are affected by a number of uncertainties, including, but not limited to, the method and extent of remediation, the percentage of material attributable to Monsanto at the sites relative to that attributable to other parties, and the financial capabilities of the other potentially responsible parties (PRPs). The company does not expect the resolution of such uncertainties to have a material effect on profitability.

    In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities," which is effective for Monsanto in 1997. SOP 96-1 establishes authoritative guidance regarding the recognition, measurement and disclosure of environmental remediation liabilities. The company does not expect the effect of adopting this new standard to have a material effect on profitability.

    Monsanto is a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to a variety of issues. Certain of the lawsuits and claims seek damages in very large amounts, or seek to restrict the company's business activities.

    Although the results of litigation cannot be predicted with certainty, management's belief, based upon the advice of company counsel, is that the final outcome of such litigation will not have a material adverse effect on Monsanto's consolidated financial position, profitability or liquidity in any one year, as applicable.

SUPPLEMENTAL DATA

    Supplemental income statement data were:

                                                                1996      1995      1994
                                                                ----      ----      ----
Rent Expense................................................    $111      $102      $ 90
Technological expenses:
    Research and development................................     647       568       521
    Engineering, commercial development and patent..........      55        33        38
                                                                ----      ----      ----
Total technological expenses................................     702       601       559
Interest expense:
    Total interest cost.....................................     128       137       104
    Less capitalized interest...............................      (9)       (5)       (4)
                                                                ----      ----      ----
Net interest expense........................................     119       132       100
Currency losses including equity in affiliates' currency
  gains and losses..........................................       6         6        17

                       MONSANTO COMPANY AND SUBSIDIARIES

SEGMENT INFORMATION

    Certain segment data and geographic data for 1996, 1995 and 1994 that appear on pages 10 and 15-16 are integral parts of the accompanying financial statements. The company's principal product lines are discussed in the segment data.

                                                     QUARTERLY DATA--UNAUDITED

                                        FIRST             SECOND              THIRD             FOURTH              TOTAL
                                       QUARTER            QUARTER            QUARTER            QUARTER             YEAR
                                       -------            -------            -------            -------             -----
Net Sales...........    1996           $1,612             $1,847             $1,442             $1,447             $6,348
                        1995            1,339              1,541              1,186              1,344              5,410

Operating Income
  (Loss)............    1996              341                434                176               (356)               595
                        1995              265                351                149                (67)               698

Income (Loss) from
  Continuing
  Operations........    1996              222                316                107               (232)               413
                        1995              164                229                 94                (26)               461

Net Income (Loss)...    1996              260                365                170               (410)               385
                        1995              229                290                140                 80                739

Earnings (Loss) per
  share--Continuing
  Operations........    1996             0.37               0.53               0.18              (0.39)              0.69
                        1995             0.28               0.39               0.16              (0.04)              0.79

Earnings (Loss) per
  Share.............    1996             0.43               0.62               0.28              (0.69)              0.64
                        1995             0.40               0.51               0.23               0.13               1.27

Dividends per
  Share.............    1996            0.138              0.150              0.150              0.150              0.588
                        1995            0.126              0.138              0.138              0.138              0.540

Common Stock Price
  1996..............    High               31 3/4             34 1/2             37 7/8             43 1/4             43 1/4
                         Low               23                 28 1/8             26 1/8             36 1/2             23

  1995..............    High               16 1/8             18 1/4             20 7/8             25                 25
                         Low               13 5/8             15 7/8             18                 19 1/2             13 3/4

    Historically, Monsanto's income from continuing operations is higher during the first half of the year, primarily because of the concentration of generally more profitable sales of the Agricultural Products segment during that part of the year.

    Income from continuing operations for the fourth quarter of 1996 included an aftertax charge of $257 million, or $0.43 per share, associated with the closure or rationalization of certain facilities, asset write-offs, and work force reductions.

    Third-quarter 1995 income from continuing operations included favorable adjustments of approximately $13 million aftertax, or $0.02 per share, related to certain sales rebate programs in the United States for product sales made in prior years.

    Income from continuing operations for the fourth quarter of 1995 included an aftertax charge of $78 million, or $0.13 per share, for restructuring actions.

                       MONSANTO COMPANY AND SUBSIDIARIES

                                                         FINANCIAL SUMMARY

 (DOLLARS IN MILLIONS, EXCEPT PER SHARE)     1996               1995               1994              1993              1992
 ---------------------------------------     ----               ----               ----              ----              ----

Operating Results
Net Sales................................   $ 6,348            $ 5,410            $4,679            $4,304            $ 4,119
Income (Loss) from Continuing
  Operations.............................       413 <F1>           461 <F2>          454 <F3>          298 <F4>          (151)<F5>
Income (Loss) from Discontinued
  Operations.............................       (28)               278 <F7>          168               196                603 <F7>
Cumulative Effect of Accounting
  Changes................................                                                                                (540)
Net Income (Loss)........................       385                739               622               494                (88)
                                            -------            -------            ------            ------            -------
Earnings per Share<F6>:
Income (Loss) from Continuing
  Operations.............................   $  0.69            $  0.79            $ 0.78            $ 0.50            $ (0.24)
Net Income (Loss)........................      0.64               1.27              1.06              0.82              (0.14)
                                            -------            -------            ------            ------            -------
Year-End Financial Position
Total Assets.............................   $11,237            $10,731            $9,103            $8,788            $ 9,210
Long-Term Debt...........................     1,608              1,667             1,405             1,502              1,423
Shareowners' Equity......................     3,690              3,732             2,948             2,855              3,005
                                            -------            -------            ------            ------            -------
Other Data
Stock Price<F6>:
    High.................................   $    43 1/4        $    25            $   17 3/8        $   15            $    14 1/4
    Low..................................        23                 13 3/4            13 3/8             9 7/8              9 7/8
    Year-End.............................        38 7/8             24 1/2            14 1/8            14 3/4             11 5/8
Dividends Per Share<F6>..................   $ 0.588            $ 0.540            $0.494            $0.460            $ 0.440
                                            -------            -------            ------            ------            -------

<F1> Income from continuing operations for 1996 included restructuring and other special charges of $257 million, or $0.43 per share, associated with the closure or rationalization of certain facilities, asset write-offs and work force reductions.

<F2> Income from continuing operations for 1995 included net restructuring expenses and other unusual items of $63 million, or $0.11 per share.

<F3> Income from continuing operations for 1994 included a net aftertax gain for restructuring and other unusual items of $20 million, or $0.03 per share.

<F4> Income from continuing operations for 1993 included a net aftertax loss for restructuring and other unusual items of $11 million, or $0.02 per share.

<F5> Loss from continuing operations for 1992 included a net aftertax loss for restructuring and other unusual items of $393 million, or $0.64 per share.

<F6> Per share amounts and shares outstanding were restated to reflect the May
     1996 five-for-one stock split.

<F7> Includes sale of styrenics plastics business in 1995 and sale of Fisher
     Controls in 1992.

  Restated Financial Information for the Quarterly Period Ended March 31, 1997

                     QUARTERLY PERIOD ENDED MARCH 31, 1997

                             FINANCIAL STATEMENTS

    The restated Statement of Consolidated Income of Monsanto Company and subsidiaries for the three months ended March 31, 1997 and 1996, the restated Statement of Consolidated Financial Position as of March 31, 1997 and December 31, 1996, the restated Statement of Consolidated Cash Flow for the three months ended March 31, 1997 and 1996 and related Notes to Financial Statements follow. In the opinion of management, these unaudited restated consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported.

    Unless otherwise indicated by the context, "Monsanto" means Monsanto Company and consolidated subsidiaries, and "the Company" means Monsanto Company only.

                                       MONSANTO COMPANY AND SUBSIDIARIES

                                        STATEMENT OF CONSOLIDATED INCOME
                                                  (UNAUDITED)
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                           --------------------
                                                                                           1997            1996
                                                                                           ----            ----
    Net Sales..........................................................................   $1,875          $1,612
    Costs and Expenses:
    Cost of Goods Sold.................................................................      791             657
    Selling, General and Administrative Expenses.......................................      447             447
    Technological Expenses.............................................................      202             136
    Acquired In-Process Research and Development.......................................      101
    Amortization of Intangible Assets..................................................       36              31
                                                                                          ------          ------
    Operating Income...................................................................      298             341
    Interest Expense...................................................................      (29)            (28)
    Interest Income....................................................................       10              10
    Other Income (Expense)--Net........................................................       10              (1)
                                                                                          ------          ------
    Income from Continuing Operations Before Income Taxes..............................      289             322
    Income Taxes.......................................................................       83             100
                                                                                          ------          ------
    Income from Continuing Operations..................................................      206             222
    Income from Discontinued Operations................................................       68              38
                                                                                          ------          ------
    Net Income.........................................................................   $  274          $  260
                                                                                          ------          ------
    Earnings per Share:
        Continuing Operations..........................................................   $ 0.34          $ 0.37
        Discontinued Operations........................................................     0.11            0.06
                                                                                          ------          ------
            Total......................................................................   $ 0.45          $ 0.43
                                                                                          ------          ------
    Dividends per Share................................................................   $0.150          $0.138
                                                                                          ------          ------
    Weighted Average Number of Common and
      Common Equivalent Shares (in millions)...........................................    602.6           598.4
                                                                                          ------          ------

                       MONSANTO COMPANY AND SUBSIDIARIES

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                                  MARCH 31,   DECEMBER 31,
                                                                                     1997        1996
                                                                                  ---------   ------------
                                                                                 (UNAUDITED)
                                                  ASSETS
Current Assets:
    Cash and cash equivalents....................................................  $   106      $   166
    Trade receivables, net of allowances of $50 in 1997 and $47 in 1996..........    2,153        1,515
    Miscellaneous receivables and prepaid expenses...............................      418          286
    Deferred income tax benefit..................................................      289          282
    Inventories..................................................................    1,239        1,183
    Chemicals Discontinued Operations............................................      961          908
                                                                                   -------      -------
            Total Current Assets.................................................    5,166        4,340
                                                                                   -------      -------
Property, Plant and Equipment....................................................    4,575        4,428
Less Accumulated Depreciation....................................................    2,363        2,333
                                                                                   -------      -------
    Net Property, Plant and Equipment............................................    2,212        2,095
                                                                                   -------      -------
Investments in Affiliates........................................................      264          257
Intangible Assets, net of accumulated amortization...............................    2,169        2,166
Other Assets.....................................................................      690          664
Non-current Assets--Chemicals Discontinued Operations............................    1,713        1,715
                                                                                   -------      -------
Total Assets.....................................................................  $12,214      $11,237
                                                                                   -------      -------

                                   LIABILITIES AND SHAREOWNERS' EQUITY

Current Liabilities:
    Accounts payable.............................................................  $   479      $   479
    Accrued liabilities..........................................................    1,253        1,431
    Short-term debt..............................................................    1,773          654
    Chemicals Discontinued Operations............................................      738          837
                                                                                   -------      -------
            Total Current Liabilities............................................    4,243        3,401
                                                                                   -------      -------
Long-Term Debt...................................................................    1,552        1,608
Deferred Income Taxes............................................................      162          102
Postretirement Liabilities.......................................................      602          594
Other Liabilities................................................................      498          509
Non-current liabilities--Chemicals Discontinued Operations.......................    1,330        1,333
Shareowners' Equity:
    Common stock (authorized: 850,000,000 shares, par value $2)
        Issued, 821,970,970 shares in 1997 and 1996..............................    1,644        1,644
        Additional contributed capital...........................................       84           65
        Treasury stock, at cost (235,740,687 shares in 1997
          and 237,594,831 shares in 1996)........................................   (2,643)      (2,661)
    Reserve for ESOP debt retirement<F1>.........................................     (172)        (174)
    Net unrealized investment holding gains......................................       11           11
    Accumulated currency adjustment..............................................      (78)          10
    Reinvested earnings..........................................................    4,981        4,795
                                                                                   -------      -------
            Total Shareowners' Equity............................................    3,827        3,690
                                                                                   -------      -------
Total Liabilities and Shareowners' Equity........................................  $12,214      $11,237
                                                                                   -------      -------

<F1> ESOP stands for Employee Stock Ownership Plan.

                       MONSANTO COMPANY AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOW
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                                                  THREE MONTHS ENDED
                                                                                                       MARCH 31,
                                                                                                  -------------------
                                                                                                  1997           1996
                                                                                                  ----           ----
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
    Income from continuing operations........................................................    $  206          $ 222
    Add income taxes--continuing operations..................................................        83            100
                                                                                                 ------          -----
    Income from continuing operations before income taxes....................................       289            322
    Adjustments to reconcile to Cash Used by Continuing Operations:
        Income tax payments..................................................................       (10)          (103)
        Items that did not use (provide) cash:
            Depreciation and amortization....................................................       103            102
            Acquired in-process research and development.....................................       101
            Other............................................................................        --             (5)
        Working capital changes that provided (used) cash:
            Accounts receivable..............................................................      (606)          (518)
            Inventories......................................................................        20             34
            Accounts payable and accrued liabilities.........................................      (283)            94
            Other............................................................................      (138)           (54)
        Other items..........................................................................       (79)           (62)
                                                                                                 ------          -----
Cash Used in Continuing Operations...........................................................      (603)          (190)
Cash Used in Discontinued Operations.........................................................       (71)           (63)
                                                                                                 ------          -----
Total Cash Used in Operations................................................................      (674)          (253)
                                                                                                 ------          -----
Investing Activities:
    Property, plant and equipment purchases..................................................      (119)          (104)
    Seed company acquisitions and investments................................................      (244)          (163)
    Other acquisitions and investments.......................................................       (78)          (154)
    Investment and property disposal proceeds................................................         4            102
    Discontinued operations--other...........................................................        (7)           (31)
                                                                                                 ------          -----
Cash Used in Investing Activities............................................................      (444)          (350)
                                                                                                 ------          -----
Financing Activities:
    Net change in short-term financing.......................................................     1,155            606
    Long-term debt proceeds..................................................................         2            109
    Long-term debt reductions................................................................       (48)          (133)
    Treasury stock purchases.................................................................                     (171)
    Dividend payments........................................................................       (88)           (81)
    Common stock issued under employee stock plans...........................................        18             76
    Other financing activities...............................................................        19             45
                                                                                                 ------          -----
Cash Provided by Financing Activities........................................................     1,058            451
                                                                                                 ------          -----
Decrease in Cash and Cash Equivalents........................................................       (60)          (152)
Cash and Cash Equivalents:
    Beginning of year........................................................................       166            297
                                                                                                 ------          -----
    End of period............................................................................    $  106          $ 145
                                                                                                 ------          -----

The effect of exchange rate changes on cash and cash equivalents was not material.

                       MONSANTO COMPANY AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

    1. In December 1996, the Board of Directors ("Board") approved a plan to spin off the company's chemicals business to shareowners by means of the distribution of shares of a newly-formed, wholly-owned subsidiary, later named Solutia Inc. ("Solutia"). Effective August 12, 1997, the Board declared a dividend on September 1, 1997, to shareowners of record on August 20, 1997 of one share of Solutia common stock and one preferred share purchase right of Solutia for every five shares of Monsanto common stock, subject to certain conditions, including shareholder approval. Shareowners approved the spinoff at a special meeting held August 18, 1997, and the spinoff became effective September 1, 1997.

    As a result of shareowner approval of the spinoff, Monsanto's financial statements have been restated to present the results of operations, cash flows and financial position of the chemicals business as discontinued operations. Discontinued operations also include certain other operations of the company's chemicals business which have been sold. Operating results for discontinued operations were:

                                                                          FOR THE THREE MONTHS
                                                                             ENDED MARCH 31,
                                                                          --------------------
                                                                          1997            1996
                                                                          ----            ----
Net Sales.............................................................    $699            $692
                                                                          ----            ----
Income before income taxes............................................    $105            $ 60
Income taxes..........................................................      37              22
                                                                          ----            ----
Net Income............................................................    $ 68            $ 38

    Interest expense of $14 million and $12 million for the first quarter of 1997 and 1996, respectively, has been allocated to the operating results of Solutia based on debt assumed by Solutia.

    To consummate the spinoff, Monsanto contributed certain assets to Solutia, and Solutia assumed certain liabilities of Monsanto beginning June 1, 1997. In addition to the assets and liabilities reported in the Statement of Consolidated Financial Position as discontinued operations as of March 31, 1997 and December 31, 1996, the assets contributed to Solutia and liabilities assumed by Solutia included a joint venture interest in Monsanto's elemental phosphorus business, cash of $75 million and short-term debt of $1,000 million. Also in connection with the spinoff, Solutia's ESOP received 2.4 million shares of unallocated company common stock held by the ESOP, and also assumed $29 million of ESOP borrowings. The excess of the liabilities assumed by Solutia and Solutia's ESOP over the assets contributed to Solutia in connection with the spinoff of approximately $120 million increased Monsanto's shareowners' equity. The amount may be adjusted based upon the final determination of the net liabilities assumed.

    In connection with the spinoff, various agreements entered into by the Company and Solutia allocated responsibility between them for various debts, liabilities and obligations. These agreements provide that Solutia will indemnify the Company for the liabilities assumed by Solutia pursuant to such agreements.

    The following notes relate to the continuing operations of Monsanto, unless otherwise indicated.

    2. In the first quarter of 1997, Monsanto completed the acquisitions of the Asgrow Agronomics ("Asgrow") seed business from Empresas La Moderna S. A. and acquired the remaining interest in a Brazilian foundation seed company for a combined purchase price of approximately $250 million. The acquisitions were accounted for as purchases and, accordingly, the results of operations for these companies were included in the Statement of Consolidated Income from the dates of acquisition. The estimated fair value of assets acquired and liabilities assumed totaled approximately $400 million and $150 million, respectively. The purchase price allocations are based upon preliminary assumptions and are subject to revision. Monsanto recorded an aftertax charge of $63 million, or $0.11 per share, in the first quarter of 1997, principally related to the write-off of acquired research from Asgrow. The amount of this write-off was determined by an independent valuation. Management does not believe that the technological feasibility of the acquired in-process technology has been established and that it has no alternative future uses. Accordingly, the amounts allocated to in-process research and technology are required to be expensed immediately under generally accepted accounting principles.

                       MONSANTO COMPANY AND SUBSIDIARIES

    In April 1997, Monsanto announced a definitive agreement to acquire the remaining shares of Calgene, Inc. ("Calgene") that Monsanto did not already own for $8.00 per share in cash, or approximately $240 million. Monsanto extended a tender offer for the remaining shares of Calgene that was conditioned upon the tender of a majority of the outstanding shares of Calgene not owned by Monsanto and certain other conditions. At the expiration of the tender offer on May 2, 1997, approximately 26.8 million shares were tendered. As a result, Monsanto owned approximately 94 percent of the outstanding Calgene shares. Monsanto expects to acquire the remaining shares at the same $8.00 per share in cash. It is anticipated that a charge associated with acquired research will be recorded in conjunction with the acquisition of these shares.

    3. Earnings per share were computed using the weighted average number of common shares and common share equivalents outstanding each period (602,615,901 and 598,410,185 in 1997 and 1996, respectively). Common share equivalents (17,105,134 and 17,709,740 in 1997 and 1996, respectively) consist of common stock issuable upon exercise of outstanding stock options. Earnings per share assuming full dilution were not significantly different from the primary amounts.

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128").
Under this new standard, the presentation of primary and fully diluted earnings per share required by current standards is replaced by basic and diluted earnings per share. Basic earnings per share measures operating performance assuming no dilution from securities or contracts to issue common stock. Diluted earnings per share measures operating performance giving effect to the dilution that would occur when securities or contracts to issue common stock are exercised or converted. This statement is effective for Monsanto for financial statements issued after December 15, 1997. Pro forma earnings per share computed under the provisions of FAS 128 would have been:

                                                                           FOR THE THREE MONTHS
                                                                              ENDED MARCH 31,
                                                                           --------------------
                                                                           1997            1996
                                                                           ----            ----
Basic earnings per share from continuing operations...................     $0.35           $0.38
Diluted earnings per share from continuing operations.................     $0.34           $0.37

    4. Components of inventories for continuing operations at March 31, 1997 and December 31, 1996 were as follows:

                                                                            MARCH 31,          DECEMBER 31,
                                                                              1997                 1996
                                                                            ---------          ------------
Finished goods........................................................       $  679               $  630
Goods in process......................................................          285                  287
Raw materials and supplies............................................          341                  333
                                                                             ------               ------
Inventories, at FIFO cost.............................................        1,305                1,250
Excess of FIFO over LIFO cost.........................................          (66)                 (67)
                                                                             ------               ------
    Total.............................................................       $1,239               $1,183
                                                                             ------               ------

    5. Monsanto is a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to a variety of issues. Certain of the lawsuits and claims seek damages in very large amounts, or seek to restrict the Company's business activities. While the results of litigation cannot be predicted with certainty, management believes, based upon the advice of Company counsel, that the final outcome of such litigation will not have a material adverse effect on Monsanto's consolidated financial position, profitability or liquidity in any one year, as applicable.

                       MONSANTO COMPANY AND SUBSIDIARIES

    6. Segment data for the three months ended March 31, 1997 and 1996 were as follows:

                                                                                  THREE MONTHS ENDED MARCH 31,
                                                                  -------------------------------------------------------------
                                                                            1997                               1996
                                                                  --------------------------         --------------------------
                                                                                   OPERATING                          OPERATING
                                                                   NET              INCOME            NET              INCOME
                                                                  SALES             (LOSS)           SALES             (LOSS)
                                                                  -----            ---------         -----            ---------
    Segment:
        Agricultural Products...............................      $  868             $176            $  689             $232
        Nutrition and Consumer..............................         397               93               389               72
        Pharmaceuticals.....................................         515               56               476               61
        Corporate & Other...................................          95              (27)               58              (24)
                                                                  ------             ----            ------             ----
    Total...................................................      $1,875             $298            $1,612             $341
                                                                  ------             ----            ------             ----

    In 1997, Monsanto created a new organizational structure that transferred various businesses among segments. After the spinoff of Solutia on September 1, 1997, the company is reporting under the new organizational structure. Segment information for 1997 and 1996 has been reclassified to conform to the current presentation.

    Financial information for the first quarter of 1997 and 1996 should not be annualized. Monsanto's sales and operating income are historically higher during the first half of the year, primarily because of the concentration of generally more profitable sales from the Agricultural Products segment in the first half of the year.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1997

    The following review relates to the continuing operations of Monsanto, unless otherwise indicated.

    Note 6 of the Notes to Financial Statements indicates operating results by operating unit, including the concentration of the generally more profitable sales of Agricultural Products in the first half of the year.

RESULTS OF OPERATIONS--FIRST QUARTER 1997 COMPARED WITH THE FIRST QUARTER 1996

    Net income for the first quarter of 1997 was $274 million, or $0.45 per share, compared with net income of $260 million, or $0.43 per share, in the first quarter of last year. Income from continuing operations was $206 million, or $0.34 per share, compared with income from continuing operations of $222 million, or $0.37 per share, in the first quarter last year. As further discussed in Note 2, first quarter results from continuing operations for 1997 included an aftertax charge of $63 million, or $0.11 per share, for acquired in-process research and development, principally related to the acquisition of Asgrow. Net sales of $1,875 million were 16 percent higher than the comparable figure in 1996.

    Net sales for Agricultural Products increased 26 percent from net sales in the first quarter of 1996. The increase was driven by significantly higher worldwide sales volumes of the family of Roundup(R) herbicides, with particularly strong volume gains in Latin America and the U. S. The increased volume can be attributed principally to favorable weather conditions, on balance, in many key markets. In addition, certain marketing and incentive programs helped to support the sales increase. The sales increase also benefited from sales of Posilac(R) bovine somatotropin and from the consolidation of the results of operations for Asgrow. Operating income for Agricultural Products decreased $56 million, or 24 percent, compared with first quarter operating income in 1996. However, as further described in Note 2, operating income includes $101 million of pretax charges for acquired in-process research and development, primarily associated with the acquisition of Asgrow. If these charges were excluded, operating income in the first quarter of 1997 would have increased 19 percent compared with operating income in the first quarter of 1996. In addition to the effect of higher sales volumes, operating income benefited from lower manufacturing costs. These

                       MONSANTO COMPANY AND SUBSIDIARIES

positive factors were partially offset by higher marketing expenditures associated with product launches and higher biotechnology research and development spending.

    Net sales for the Nutrition and Consumer segment in the first quarter of 1997 increased 2 percent when compared with sales for the first quarter last year. First quarter 1997 sales benefited from higher sales of biogum and lawn-and-garden products. These increases were partially offset by decreases in tabletop sweeteners and aspartame, primarily due to lower sales volumes. Operating income for Nutrition and Consumer increased significantly in the first quarter of 1997 compared with operating income in the same period last year, primarily because of lower operating expenses.

    Pharmaceuticals' net sales for the first quarter of 1997 increased $39 million, or 8 percent, compared with net sales in the same period last year. The sales increase was the result of higher sales volumes and pricing. Sales of key products continued to drive performance. Combined sales of Daypro(R) and Arthrotec(R) arthritis treatments increased 22 percent in the first quarter of 1997 compared with the first quarter of last year, primarily because of higher sales volumes. First quarter sales of Ambien(R), a short-term treatment for insomnia, declined moderately compared to a very strong quarter in 1996, primarily because of the timing of wholesaler buying patterns. Operating income in the first quarter of 1997 for Pharmaceuticals declined modestly compared with the first quarter last year. The positive effect of the sales increase on operating earnings was offset by higher research and development expenses associated with new product candidates advancing to later and more expensive phases of development. In addition, last year's first quarter operating income benefited from cost-sharing alliances.

    First-quarter 1997 sales for the Corporate and Other segment increased significantly versus the prior-year quarter primarily due to the inclusion of sales from Calgene's tomato business. Monsanto acquired a controlling interest in Calgene in November 1996. Prior to that time, Calgene was accounted for as an equity affiliate and its results were not consolidated.

    For Monsanto, technological expenses in the first quarter of 1997 were higher than the same period last year, principally because of higher research and development expenses in the Agricultural Products and Pharmaceuticals segments. "Other Income (Expense)--Net" increased primarily because amounts in the first quarter last year included an aftertax charge of approximately $8 million for Monsanto's share of the purchased research and development costs resulting from the equity investments in Calgene and DeKalb Genetics Corporation.

CHANGES IN FINANCIAL CONDITION--MARCH 31, 1997 COMPARED WITH DECEMBER 31, 1996

    Working capital (including discontinued operations) at March 31, 1997 decreased slightly to $923 million from $939 million at December 31, 1996, primarily because of higher short-term debt, which was partially offset by a seasonal increase in Agricultural Products' trade receivables and lower accrued liabilities. The current ratio was 1.2 at March 31, 1997 compared to 1.3 at year-end 1996. The percent of total debt to total capitalization increased to 46 percent at quarter-end compared with 38 percent at year-end 1996, primarily because of the increase in short-term debt.

    Cash used in continuing operations totaled a net $603 million in the first quarter of 1997, compared with $190 million of net cash used in continuing operations in 1996. The increase in cash used in continuing operations resulted primarily from higher seasonal working capital levels for Agricultural Products and significantly higher payouts associated with employee incentive programs. The increased incentive payouts included the final payment of certain deferred amounts related to the third year of a three-year incentive plan. Investing activities in 1997 used $444 million, which includes the acquisition of Asgrow. The increase in short-term financing was primarily used to fund Agricultural Products' higher seasonal working capital levels and the Asgrow acquisition.

  Restated Financial Information for the Quarterly Period Ended June 30, 1997

                     QUARTERLY PERIOD ENDED JUNE 30, 1997

                             FINANCIAL STATEMENTS

    The restated Statement of Consolidated Income of Monsanto Company and subsidiaries for the three months and six months ended June 30, 1997 and 1996, the restated Statement of Consolidated Financial Position as of June 30, 1997 and December 31, 1996, the restated Statement of Consolidated Cash Flow for the six months ended June 30, 1997 and 1996 and related Notes to Financial Statements follow. In the opinion of management, these unaudited restated consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported.

    Unless otherwise indicated by the context, "Monsanto" means Monsanto Company and consolidated subsidiaries, and "the Company" means Monsanto Company only.

                       MONSANTO COMPANY AND SUBSIDIARIES

                       STATEMENT OF CONSOLIDATED INCOME
                                  (UNAUDITED)
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                     JUNE 30,                    JUNE 30,
                                                                ------------------           ----------------
                                                                1997          1996           1997        1996
                                                                ----          ----           ----        ----
Net Sales...................................................   $2,095        $1,847         $3,970      $3,459
Costs and Expenses:
Cost of Goods Sold..........................................      866           737          1,657       1,394
Selling, General and Administrative Expenses................      507           479            954         926
Technological Expenses......................................      252           166            454         302
Acquired In-Process Research and Development................       72                          173
Amortization of Intangible Assets...........................       35            31             71          62
                                                               ------        ------         ------      ------
Operating Income............................................      363           434            661         775
Interest Expense............................................      (40)          (37)           (69)        (65)
Interest Income.............................................       13            15             23          25
Other Income (Expense)--Net.................................       17            29             27          28
                                                               ------        ------         ------      ------
Income from Continuing Operations Before Income Taxes.......      353           441            642         763
Income Taxes................................................      103           125            186         225
                                                               ------        ------         ------      ------
Income from Continuing Operations...........................      250           316            456         538
Income from Discontinued Operations.........................       74            49            142          87
                                                               ------        ------         ------      ------
Net Income..................................................   $  324        $  365         $  598      $  625
                                                               ------        ------         ------      ------
Earnings per Share
    Continuing Operations...................................   $ 0.41        $ 0.53         $ 0.75      $ 0.90
    Discontinued Operations.................................     0.13          0.09           0.24        0.15
                                                               ------        ------         ------      ------
        Total...............................................   $ 0.54        $ 0.62         $ 0.99      $ 1.05
                                                               ------        ------         ------      ------
Dividends per Share.........................................   $0.160        $0.150         $0.310      $0.288
                                                               ------        ------         ------      ------
Weighted Average Number of Common and Common Equivalent
  Shares (in millions)......................................                                 606.5       597.6
                                                                                            ------      ------

                       MONSANTO COMPANY AND SUBSIDIARIES

                 STATEMENT OF CONSOLIDATED FINANCIAL POSITION
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                                     JUNE 30,             DECEMBER 31,
                                                                                       1997                   1996
                                                                                     --------             ------------
                                                                                    (UNAUDITED)
                                                        ASSETS
Current Assets:
    Cash and cash equivalents...................................................      $   176                $   166
    Trade receivables, net of allowances of $55 in 1997 and $47 in 1996.........        2,454                  1,515
    Miscellaneous receivables and prepaid expenses..............................          443                    286
    Deferred income tax benefit.................................................          269                    282
    Inventories.................................................................        1,164                  1,183
    Chemicals Discontinued Operations...........................................          939                    908
                                                                                      -------                -------
            Total Current Assets................................................        5,445                  4,340
                                                                                      -------                -------
Property, Plant and Equipment...................................................        4,634                  4,428
Less Accumulated Depreciation...................................................        2,401                  2,333
                                                                                      -------                -------
    Net Property, Plant and Equipment...........................................        2,233                  2,095
                                                                                      -------                -------
Investments in Affiliates.......................................................          272                    257
Intangible Assets, net of accumulated amortization..............................        2,258                  2,166
Other Assets....................................................................          727                    664
Non-current Assets--Chemicals Discontinued Operations...........................        1,713                  1,715
                                                                                      -------                -------
Total Assets....................................................................      $12,648                $11,237
                                                                                      -------                -------

                                         LIABILITIES AND SHAREOWNERS' EQUITY

Current Liabilities:
    Accounts payable............................................................      $   603                $   479
    Accrued liabilities.........................................................        1,216                  1,431
    Short-term debt.............................................................        2,021                    654
    Chemicals Discontinued Operations...........................................          645                    837
                                                                                      -------                -------
            Total Current Liabilities...........................................        4,485                  3,401
                                                                                      -------                -------
Long-Term Debt..................................................................        1,551                  1,608
Deferred Income Taxes...........................................................           97                    102
Postretirement Liabilities......................................................          637                    594
Other Liabilities...............................................................          436                    509
Non-current liabilities--Chemicals Discontinued Operations......................        1,353                  1,333
Shareowners' Equity:
    Common stock (authorized: 850,000,000 shares, par value $2)
        Issued, 821,970,970 shares in 1997 and 1996.............................        1,644                  1,644
        Additional contributed capital..........................................           98                     65
        Treasury stock, at cost (232,471,639 shares in 1997
          and 237,594,831 shares in 1996).......................................       (2,615)                (2,661)
    Reserve for ESOP debt retirement<F1>........................................         (166)                  (174)
    Net unrealized investment holding gains.....................................           13                     11
    Accumulated currency adjustment.............................................          (97)                    10
    Reinvested earnings.........................................................        5,212                  4,795
                                                                                      -------                -------
            Total Shareowners' Equity...........................................        4,089                  3,690
                                                                                      -------                -------
Total Liabilities and Shareowners' Equity.......................................      $12,648                $11,237
                                                                                      -------                -------

<F1> ESOP stands for Employee Stock Ownership Plan.

                       MONSANTO COMPANY AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOW
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                                       SIX MONTHS ENDED
                                                                                           JUNE 30,
                                                                                     --------------------
                                                                                     1997            1996
                                                                                     ----            ----
Increase (Decrease) in Cash and Cash Equivalents
Operating Activities:
    Income from continuing operations...........................................    $  456          $  538
    Add income taxes--continuing operations.....................................       186             225
                                                                                    ------          ------
    Income from continuing operations before income taxes.......................       642             763
    Adjustments to reconcile to Cash Provided by (Used in) Continuing
      Operations:
        Income tax payments.....................................................       (72)           (221)
        Items that did not use (provide) cash:
            Depreciation and amortization expense...............................       227             202
            Acquired in-process research and development expense................       173
            Other...............................................................         4              30
        Working capital changes that provided (used) cash:
            Accounts receivable.................................................      (907)           (862)
            Inventories.........................................................       101              76
            Accounts payable and accrued liabilities............................      (260)            (75)
            Other...............................................................      (155)            (42)
        Other items.............................................................       (68)             38
                                                                                    ------          ------
Cash Used in Continuing Operations..............................................      (315)            (91)
Cash Provided by (Used in) Discontinued Operations..............................       (23)             20
                                                                                    ------          ------
Total Cash Used in Operations...................................................      (338)            (71)
                                                                                    ------          ------
Investing Activities:
    Property, plant and equipment purchases.....................................      (273)           (218)
    Seed company acquisitions and investments...................................      (245)           (163)
    Other acquisitions and investments..........................................      (338)           (454)
    Investment and property disposal proceeds...................................        16             131
    Discontinued Operations.....................................................       (33)            (91)
                                                                                    ------          ------
Cash Used in Investing Activities...............................................      (873)           (795)
                                                                                    ------          ------
Financing Activities:
    Net change in short-term financing..........................................     1,367           1,035
    Long-term debt proceeds.....................................................         8             129
    Long-term debt reductions...................................................       (61)           (159)
    Treasury stock purchases....................................................                      (253)
    Dividend payments...........................................................      (182)           (168)
    Common stock issued under employee stock plans..............................        55             106
    Other financing activities..................................................        34              76
                                                                                    ------          ------
Cash Provided by Financing Activities...........................................     1,221             766
                                                                                    ------          ------
Increase (Decrease) in Cash and Cash Equivalents................................        10            (100)
Cash and Cash Equivalents:
    Beginning of year...........................................................       166             297
                                                                                    ------          ------
    End of period...............................................................    $  176          $  197
                                                                                    ------          ------

The effect of exchange rate changes on cash and cash equivalents was not material.

                       MONSANTO COMPANY AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

    1. In December 1996, the Board of Directors ("Board") approved a plan to spin off the company's chemicals business to shareowners by means of the distribution of shares of a newly-formed, wholly-owned subsidiary, later named Solutia Inc. ("Solutia"). Effective August 12, 1997, the Board declared a dividend on September 1, 1997, to shareowners of record on August 20, 1997 of one share of Solutia common stock and one preferred share purchase right of Solutia for every five shares of Monsanto common stock, subject to certain conditions, including shareholder approval. Shareowners approved the spinoff at a special meeting held August 18, 1997, and the spinoff became effective September 1, 1997.

    As a result of shareowner approval of the spinoff, Monsanto's financial statements have been restated to present the results of operations, cash flows and financial position of the chemicals business as discontinued operations. Discontinued operations also include certain other operations of the company's chemicals business which have been sold. Operating results for discontinued operations were:

                                                      FOR THE THREE MONTHS            FOR THE SIX MONTHS
                                                         ENDED JUNE 30,                  ENDED JUNE 30,
                                                      --------------------            --------------------
                                                      1997            1996            1997            1996
                                                      ----            ----            ----            ----
Net Sales                                             $757            $732           $1,456          $1,424
                                                      ----            ----           ------          ------
Income before income taxes                            $111            $ 82           $  216          $  142
Income taxes                                            37              33               74              55
                                                      ----            ----           ------          ------
Net Income                                            $ 74            $ 49           $  142          $   87

    Interest expense of $15 million and $14 million for the second quarter of 1997 and 1996, respectively, and $29 million and $26 million for the six months ended June 30, 1997 and 1996, respectively, has been allocated to the operating results of Solutia based on debt assumed by Solutia.

    To consummate the spinoff, Monsanto contributed certain assets to Solutia, and Solutia assumed certain liabilities of Monsanto beginning June 1, 1997. In addition to the assets and liabilities reported in the Statement of Consolidated Financial Position as discontinued operations as of June 30, 1997 and December 31, 1996, the assets contributed to Solutia and liabilities assumed by Solutia included a joint venture interest in Monsanto's elemental phosphorus business, cash of $75 million and short-term debt of $1,000 million. Also in connection with the spinoff, Solutia's ESOP received 2.4 million shares of unallocated company common stock held by the ESOP, and also assumed $29 million of ESOP borrowings. The excess of the liabilities assumed by Solutia and Solutia's ESOP over the assets contributed to Solutia in connection with the spinoff of approximately $120 million increased Monsanto's shareowners' equity. The amount may be adjusted based upon the final determination of the net liabilities assumed.

    In connection with the spinoff, various agreements entered into by the Company and Solutia allocated responsibility between them for various debts, liabilities and obligations. These agreements provide that Solutia will indemnify the Company for the liabilities assumed by Solutia pursuant to such agreements.

    The following notes relate to the continuing operations of Monsanto, unless otherwise indicated.

    2. In the first quarter of 1997, Monsanto completed the acquisitions of the Asgrow Agronomics ("Asgrow") seed business from Empresas La Moderna S. A. and acquired the remaining interest in a Brazilian foundation seed company for a combined purchase price of approximately $250 million. The acquisitions were accounted for as purchases and, accordingly, the results of operations for these companies were included in the Statement of Consolidated Income from the dates of acquisition. The estimated fair value of assets acquired and liabilities assumed totaled approximately $400 million and $150 million, respectively. The purchase price allocations are based upon preliminary assumptions and are subject to revision. Monsanto recorded an aftertax charge of $63 million, or $0.11 per share, in the first quarter of 1997, principally related to the write-off of acquired research from Asgrow. The amount of this write-off was determined by an independent valuation. Management believes that the technological feasibility of the acquired in-process technology has not been established and that it has no alternative future uses.

                       MONSANTO COMPANY AND SUBSIDIARIES

Accordingly, the amounts allocated to in-process research and technology are required to be expensed immediately under generally accepted accounting principles.

    In May 1997, Monsanto completed its acquisition of the remaining shares of Calgene, Inc. ("Calgene") that Monsanto did not already own for $8.00 per share in cash, or approximately $254 million. In conjunction with this acquisition, Monsanto recorded a $72 million aftertax charge ($72 million pretax), or $0.11 per share, in the second quarter of 1997 for acquired in-process research and development. This charge was not tax effected because the transaction was a stock acquisition rather than an asset purchase. The estimated fair value of the assets acquired and liabilities assumed totaled approximately $310 million and $56 million, respectively. The purchase price allocations are based upon preliminary assumptions and are subject to revision. The amount of this write-off was determined by an independent valuation. Management believes that the technological feasibility of the acquired in-process technology has not been established and that it has no alternative future uses. Accordingly, the amounts allocated to in-process research and technology are required to be expensed immediately under generally accepted accounting principles.

    3. Earnings per share were computed using the weighted average number of common shares and common share equivalents outstanding each period (606,520,278 and 597,579,951 in 1997 and 1996, respectively). Common share equivalents (19,544,947 and 17,752,303 in 1997 and 1996, respectively) consist of common stock issuable upon exercise of outstanding stock options. Earnings per share assuming full dilution were not significantly different from the primary amounts.

    In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128").
Under this new standard, the presentation of primary and fully diluted earnings per share required by current standards is replaced by basic and diluted earnings per share. Basic earnings per share measures operating performance assuming no dilution from securities or contracts to issue common stock. Diluted earnings per share measures operating performance giving effect to the dilution that would occur when securities or contracts to issue common stock are exercised or converted. This statement is effective for Monsanto for financial statements issued after December 15, 1997. Pro forma earnings per share computed under the provisions of FAS 128 would have been:

                                                      FOR THE THREE MONTHS           FOR THE SIX MONTHS
                                                         ENDED JUNE 30,                 ENDED JUNE 30,
                                                      --------------------           ------------------
                                                      1997            1996           1997          1996
                                                      ----            ----           ----          ----
Basic earnings per share from continuing
  operations                                          $0.43           $0.55          $0.78         $0.93
Diluted earnings per share from continuing
  operations                                          $0.41           $0.53          $0.75         $0.90

    4. Components of inventories for continuing operations at June 30, 1997 and December 31, 1996 were as follows:

                                                         JUNE 30,           DECEMBER 31,
                                                           1997                 1996
                                                         --------           ------------
Finished goods......................................      $  579               $  630
Goods in process....................................         257                  287
Raw materials and supplies..........................         385                  333
                                                          ------               ------
Inventories, at FIFO cost...........................       1,221                1,250
Excess of FIFO over LIFO cost.......................         (57)                 (67)
                                                          ------               ------
    Total...........................................      $1,164               $1,183
                                                          ------               ------

                       MONSANTO COMPANY AND SUBSIDIARIES

    5. Monsanto is a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to a variety of issues. Certain of the lawsuits and claims seek damages in very large amounts, or seek to restrict the Company's business activities. While the results of litigation cannot be predicted with certainty, management believes, based upon the advice of Company counsel, that the final outcome of such litigation will not have a material adverse effect on Monsanto's consolidated financial position, profitability or liquidity in any one year, as applicable.

    6. Segment data for the three months and six months ended June 30, 1997 and 1996 were as follows:

                                                                         THREE MONTHS ENDED JUNE 30,
                                                         ------------------------------------------------------------
                                                                   1997                               1996
                                                         -------------------------          -------------------------
                                                                         OPERATING                          OPERATING
                                                          NET             INCOME             NET             INCOME
                                                         SALES            (LOSS)            SALES            (LOSS)
                                                         -----           ---------          -----           ---------
    Segment:
        Agricultural Products......................      $1,063            $387             $  883            $342
        Nutrition and Consumer.....................         409               9                457              87
        Pharmaceuticals............................         513              14                456              36
        Corporate & Other..........................         110             (47)                51             (31)
                                                         ------            ----             ------            ----
    Total..........................................      $2,095            $363             $1,847            $434
                                                         ------            ----             ------            ----

                                                                          SIX MONTHS ENDED JUNE 30,
                                                         ------------------------------------------------------------
                                                                   1997                               1996
                                                         -------------------------          -------------------------
                                                                         OPERATING                          OPERATING
                                                          NET             INCOME             NET             INCOME
                                                         SALES            (LOSS)            SALES            (LOSS)
                                                         -----           ---------          -----           ---------
    Segment:
        Agricultural Products......................      $1,931            $563             $1,572            $574
        Nutrition and Consumer.....................         806             102                846             159
        Pharmaceuticals............................       1,028              70                932              97
        Corporate & Other..........................         205             (74)               109             (55)
                                                         ------            ----             ------            ----
    Total..........................................      $3,970            $661             $3,459            $775
                                                         ------            ----             ------            ----

    In 1997, Monsanto created a new organizational structure that transferred various businesses among segments. After the spinoff of Solutia on September 1, 1997, the company is reporting under the new organizational structure. Segment information for 1997 and 1996 has been reclassified to conform to the current presentation.

    Financial information for the first six months of 1997 and 1996 should not be annualized. Monsanto's sales and operating income are historically higher during the first half of the year, primarily because of the concentration of generally more profitable sales from the Agricultural Products segment in the first half of the year.

                       MONSANTO COMPANY AND SUBSIDIARIES

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1997

    The following review relates to the continuing operations of Monsanto, unless otherwise indicated.

    Note 6 of the Notes to Financial Statements indicates operating results by operating unit, including the concentration of the generally more profitable sales of Agricultural Products in the first half of the year.

RESULTS OF OPERATIONS--SECOND QUARTER 1997 COMPARED WITH THE SECOND QUARTER
1996

    Net income for the second quarter of 1997 was $324 million, or $0.54 per share, compared with net income of $365 million, or $0.62 per share, in the second quarter of last year. Income from continuing operations for the second quarter of 1997 was $250 million, or $0.41 per share, compared with income from continuing operations of $316 million, or $0.53 per share, in the second quarter of last year. As further discussed in Note 2, second quarter results from continuing operations included an aftertax charge of $72 million, or $0.11 per share, for acquired in-process research and development related to the acquisition of the remaining shares of Calgene. Net sales of $2,095 million were 13 percent higher than the comparable figure in 1996.

    Net sales for Agricultural Products increased 20 percent versus sales for the same period last year to $1,063 million. Net sales in the second quarter of 1997 benefited from higher sales volumes of the family of Roundup(R) herbicides. The increased sales volumes reflected continued strong worldwide demand, with significant volume gains in Latin America, Canada and Australia. The sales increase was also driven by licensing revenues associated with sales of Roundup Ready(R) soybeans and cotton, Bollgard(R) insect-protected cotton and Yieldgard(R) corn. In addition, the sales increase benefited from the inclusion of Asgrow sales. Operating income for the segment increased $45 million, or 13 percent, from the prior year. However, as further discussed in
Note 2, operating income for Agricultural Products included a $21 million pretax charge for the segment's share of acquired in-process research and development associated with the acquisition of the remaining shares of Calgene's cotton business. If this charge was excluded, operating income in the second quarter of 1997 would have increased 19 percent compared with operating income in the second quarter of 1996, primarily because of the effects of higher sales volumes and lower manufacturing costs. This increase was partially offset by higher research and development spending for biotechnology projects.

    Net sales for the second quarter of 1997 for the Nutrition and Consumer segment declined 11 percent compared to net sales for the same period last year. These declines were primarily the result of lower sales volumes of aspartame and tabletop sweeteners partially offset by the effect of higher biogum sales volumes. Operating income for the segment declined $78 million from the prior year. However, as further discussed in Note 2, operating income for the Nutrition and Consumer sector included a $51 million pretax charge for the segment's share of acquired in-process research and development associated with the acquisition of the remaining shares of Calgene's oils business. If this charge was excluded, operating income in the second quarter of 1997 would have decreased $27 million, or 31 percent, compared with operating income in the second quarter of 1996, primarily due to lower sales volumes.

    Pharmaceutical net sales for the quarter increased 13 percent, or $57 million over the second quarter of 1996 to $513 million. The increase in net sales was primarily the result of higher sales volumes for key products. Combined second quarter sales of Ambien(R), a short-term treatment for insomnia, and Daypro(R) and Arthrotec(R) arthritis treatments increased 48 percent versus sales of these products in the second quarter of last year. The sales increase was partially offset by lower sales volumes of Verapamil products. Operating income in the second quarter of 1997 of $14 million decreased $22 million versus the second quarter of 1996. Operating income was negatively affected by higher research and development spending as five new product candidates have moved into the later, more expensive phase III clinical trials. In addition, second quarter results in 1996 benefited from cost-sharing alliance payments that were not repeated in the second quarter of 1997.

    Second-quarter 1997 sales for the Corporate and Other segment increased significantly versus the prior-year quarter primarily due to the inclusion of sales from Calgene's tomato business. Monsanto acquired a controlling interest in Calgene in November 1996. Prior to that time, Calgene was accounted for as an equity affiliate and its results were not consolidated. The segment recorded second-quarter operating losses of $47 million and $31 million

                       MONSANTO COMPANY AND SUBSIDIARIES

in 1997 and 1996, respectively. The increased operating loss in quarter-to-quarter comparisons was primarily due to increased spending on growth initiatives.

    For Monsanto, technological expenses for the second quarter of 1997 were higher than the comparable period in 1996, primarily because of the aforementioned increases in research and development expenses in the Agricultural Products and Pharmaceuticals segments. The increase in selling, general and administrative expenses for Monsanto in the second quarter of 1997 over those in the second quarter of last year resulted, in part, because of the addition of administrative expenses associated with Asgrow and Calgene. Expenses for these businesses were not part of the Monsanto's consolidated administrative expense totals in 1996. "Other Income (Expense)--Net" for the second quarter of 1997 reflected an increase in income from equity affiliates. However, the quarter-to-quarter comparison was affected by a gain on the sale of certain pharmaceutical assets that was recorded in the second quarter last year.

RESULTS OF OPERATIONS--FIRST SIX MONTHS 1997 COMPARED WITH FIRST SIX MONTHS
1996

    Net income for the first six months of 1997 was $598 million, or $0.99 per share, compared with net income of $625 million, or $1.05 per share, in the first six months of last year. Income from continuing operations for the first six months of 1997 was $456 million, or $0.75 per share, compared with income from continuing operations of $538 million, or $0.90 per share, in the first six months of last year. As further discussed in Note 2, results for the first six months of 1997 included aftertax charges totaling $135 million, or $0.22 per share for acquired in-process research and development, principally related to the Asgrow and Calgene acquisitions. Net sales of $3,970 million were 15 percent higher than the comparable figure in 1996.

    Net sales for Agricultural Products increased $359 million, or 23 percent, during the first six months of 1997 compared to the same period in 1996. The increase in net sales in 1997 was primarily the result of higher worldwide sales volumes of Roundup(R) herbicide. The sales increase also reflects higher sales of crops developed through biotechnology including Roundup Ready(R) soybeans, canola and cotton and Bollgard(R) insect-protected cotton and Yieldgard(R) corn. In addition, the sales increase benefited from the inclusion of Asgrow sales. Operating income in 1997 decreased $11 million, or 2 percent, compared with the results for the first six months of 1996. However, as further described in Note 2, operating income includes $122 million of pretax charges for acquired in-process research and development, primarily associated with the acquisition of Asgrow and the Agricultural Products segment's share of the remaining equity interest in Calgene. If these charges were excluded, operating income in the first half of 1997 would have increased $111 million, or 19 percent. In addition to the effect of higher sales volumes, operating income benefited from lower manufacturing costs. These positive factors were partially offset by higher marketing expenditures associated with product launches and higher biotechnology research and development spending.

    Net sales for the Nutrition and Consumer segment decreased 5 percent in the first half of 1997 compared to the first half of 1996. Sales of tabletop sweeteners and aspartame in the first six months of 1997 declined from the same period last year, primarily because of lower sales volumes. These decreases were partially offset by higher sales volumes of biogum products. Operating income for Nutrition and Consumer decreased $57 million in the first half of 1997 compared with the first six months of 1996. However, as further described in Note 2, operating income includes $51 million of pretax charges for acquired in-process research and development associated with segment's share of the remaining equity interest in Calgene. If these charges were excluded, operating income in the first half of 1997 would have declined slightly compared to first-half operating income last year, primarily because of the effect of the lower sales volumes, partially offset by lower operating expenses.

    Pharmaceuticals' net sales for the first half of 1997 increased $96 million over net sales in the same period last year. These increases can be attributed to higher sales volumes of Ambien(R), Daypro(R) and Arthrotec(R). In the first six months of 1997, sales of these products increased 25 percent over sales for the same period in 1996. The sales increase was partially offset by lower sales volumes of Verapamil products. Operating income for the first six months of 1997 declined $27 million compared to the first six months of 1996. Operating income was negatively affected by higher research and development expenses associated with new product candidates advancing to later and more expensive phases of development. In addition, operating income in the first half of last year benefited from cost-sharing alliances.

                       MONSANTO COMPANY AND SUBSIDIARIES

    Year-to-date 1997 sales for the Corporate and Other segment increased significantly versus the prior-year six-month period primarily due to the inclusion of sales from Calgene's tomato business. Monsanto acquired a controlling interest in Calgene in November 1996. Prior to that time, Calgene was accounted for as an equity affiliate and its results were not consolidated. The segment recorded an operating loss of $74 million for the first six months of 1997 compared to a $55 million loss for the same period in 1996. The increased operating loss was primarily due to increased spending on growth initiatives.

    For Monsanto, technological expenses for the first half of 1997 were higher than the comparable period in 1996, primarily because of the increase in research and development expenses in the Agricultural Products and Pharmaceuticals segments. The increase in selling, general and administrative expenses for Monsanto in the first half of 1997 over those in the comparable period of last year resulted, in part, because of the addition of administrative expenses associated with Asgrow and Calgene. Expenses for these businesses were not part of the Monsanto's consolidated administrative expense totals in 1996.

CHANGES IN FINANCIAL CONDITION--JUNE 30, 1997 COMPARED WITH DECEMBER 31, 1996

    Working capital (including discontinued operations) at June 30, 1997 increased to $960 million from $939 million at December 31, 1996, primarily because of a seasonal increase in trade receivables, financed through an increase in short-term debt. The current ratio was 1.2 at June 30, 1997 and 1.3 at year-end 1996. The percent of total debt to total capitalization increased to 47 percent at June 30, 1997 versus 38 percent at year-end 1996 primarily because of the increase in short-term debt.

    Cash used in continuing operations totaled a net $315 million in 1997, compared with $91 million in 1996. The increase in cash used in continuing operations resulted primarily from higher seasonal working capital requirements for Agricultural Products and significantly higher payouts associated with employee incentive programs and other reserves. The increased incentive payouts included the final payment of certain deferred amounts related to the third year of a three-year incentive plan. Investing activities in 1997 used $873 million, principally for the acquisition of Asgrow and remaining equity interest in Calgene. The increase in short-term financing was primarily used to finance acquisition activity and higher seasonal working capital levels for Agricultural Products.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                    MONSANTO COMPANY
                                          -------------------------------------
                                                      (Registrant)

                                          By          MICHAEL R. HOGAN
                                            -----------------------------------
                                                     Michael R. Hogan
                                               Vice President and Controller
                                              (Principal Accounting Officer)

Date: December 5, 1997

                                 EXHIBIT INDEX

    These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

  EXHIBIT
   NUMBER                 DESCRIPTION
  -------                 -----------
      1       Omitted--Inapplicable

      2       Omitted--Inapplicable

      4       Omitted--Inapplicable

     16       Omitted--Inapplicable

     17       Omitted--Inapplicable

     20       Omitted--Inapplicable

     23       1. Consent of Company Counsel
              2. Consent of Independent Auditors

     24       Omitted--Inapplicable

     27       Omitted--Inapplicable